Exhibit 10.6

SEVENTH AMENDMENT

THIS SEVENTH AMENDMENT (this "Amendment") is made and entered into as of November
23, 2015, by and between RAR2-CLEARVIEW BUSINESS PARK OWNER, LLC, a Delaware limited liability company ("Landlord"), and GOPRO, INC., a Delaware corporation ("Tenant").

RECITALS

A. Landlord (as successor in interest to Locon San Mateo, LLC, a Delaware limited liability company) and Tenant (formerly known as Woodman Labs, Inc., a Delaware corporation, successor in interest to Woodman Labs, Inc., a California corporation) are parties to that certain Office Lease Agreement dated November 1, 2011 (the "Original Lease"), as amended by that ce1iain First Amendment to Office Lease Agreement, fully executed on or about August 29, 2012 (the "First Amendment"), that certain Second Amendment to Office Lease Agreement, dated as of September 11, 2012 (the "Second Amendment"), that certain Third Amendment to Office Lease Agreement, fully executed on or about September 17, 2012 (the "Third Amendment"), that certain Fourth Amendment to Office Lease Agreement dated as of March 5, ,2013 (the "Fourth Amendment"), that certain Fifth Amendment to Office Lease Agreement dated as of August 20, 2013 (the "Fifth Amendment"), and that certain Sixth Amendment to Lease dated December 19, 2014 (the "Sixth Amendment") (collectively, the "Lease"). Pursuant to the Lease, Landlord has leased to Tenant space totaling 182,954 rentable square feet (the "Original Premises") currently containing (i) 45,435 rentable square feet comprising the entire building located at 3000E Clearview Way, San Mateo, California ("Building E"), and (ii) 37,222 rentable square feet comprising the entire building located at 3000F Clearview Way, San Mateo, California ("Building F"), and (iii) 9,666 rentable square feet comprised of (A) 1,728 rentable square feet known as Suite C (formerly known as the marketing suite) on the first floor of the building commonly known as Building A located at 3155 Clearview Way, San Mateo, California ("Building A") pursuant to the First Amendment, and (B) 7,938 rentable square feet known as Suite A (formerly known as the shell space) on the first floor of Building A; and (iv) 4,810 rentable square feet known as Suite B located on the first floor of Building A, and (v) 1,342 rentable square feet known as Suite D located on the first floor of Building A pursuant to the Fourth Amendment, and (vi) 16,674 rentable square feet known as Suite 200 on the second floor of Building A pursuant to the Second Amendment, and (vii) 860 rentable square feet described as the lobby area of Building A pursuant to the Fifth Amendment; and (viii) 66,945 rentable square feet comprising the entire building located at 3125 Clearview Way, San Mateo, California ("Building B") pursuant to the Sixth Amendment (Building A, Building B, Building E and Building F are collectively referred to herein as the "Buildings"). The Buildings are a part of the property commonly known as Clearview Business Park (the "Property").

B.
In addition, Tenant is in possession of 17,364 rentable square feet of space known as Suite 300 in Building A (the "Sublease Space") pursuant to the terms of that certain Sublease dated June _, 2013, between Akamai Technologies, Inc., a Delaware corporation ("Akamai"), and Tenant (collectively, the "Sublease"), which Sublease is scheduled to expire by its own terms on October 15, 2018. Akamai, as tenant, and Landlord's predecessor in interest, Locon San Mateo, LLC, a Delaware limited liability company, as landlord, are parties to that certain lease agreement dated as of July 15, 2010 (as the same may have been amended, the "Akamai Master Lease"), governing the Sublease Space and the Akamai Master Lease shall expire by its own terms on October 31, 2018.

{2011-9599/00572913;8}

C.
Tenant has requested that additional space containing approximately 110,876 rentable square feet comprising the entire building to be built by Landlord and which will be commonly known as Building D located at 3025 Clearview Way, San Mateo, California ("Building D"), as shown on Exhibit A attached hereto (the "Building D Expansion Space"), be added to the Original Premises and that the Lease be appropriately amended and Landlord is willing to do the same on the following terms and conditions.

D.	Tenant has further requested that the Sublease Space be made a part of the "Premises" under the Lease and the term therefor be extended.

E.	The Lease with respect to the Original Premises is scheduled to expire by its terms on February 15, 2019 ("Original

Premises Prior Termination Date"), and the parties desire to extend the Term of the Lease with respect to the Original Premises, all on the following terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.
Building D Expansion. Effective as of the Building D Expansion Effective Date (defined below), the Original Premises is increased from approximately 182,954 rentable square feet to approximately 293,830 by the addition of the Building D Expansion Space, and from and after the Building D Expansion Effective Date, the Original Premises and the Building D Expansion Space, collectively, shall be deemed the "Premises", as defined in the Lease and as used herein. The Term for the Building D Expansion Space shall comnence on the Building D Expansion Effective Date and end on the Building D Termination Date (as defined in Section 2 below). The Building D Expansion Space is subject to all the terms and conditions of the Lease except as expressly modified herein and except that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Original Premises unless such concessions are expressly provided for herein with respect to the Building D Expansion Space.

1.1
Building D Delivery. Subject to the terms and conditions of this Amendment, the "Building D Expansion Effective Date" shall be one hundred twenty (120) days from the date upon which Landlord delivers the Building D Expansion Space to Tenant with the Landlord Work (as defined in Section 9 below and further defined in Exhibit B attached hereto) in the Building D Expansion Space substantially completed (the "Building D Delivery Date"), which is estimated to be October 1, 2016 (the "Building D Target Delivery Date"); provided, however, that if Landlord shall be delayed in substantially completing the Landlord Work in the Building D Expansion Space as a result of the occurrence of a Tenant Delay (defined below) or any events of force majeure (including without limitation, any matters outside Landlord's reasonable control), then, for purposes of determining the Building D Delivery Date, the date of substantial completion shall be deemed to be the day that the Landlord Work would have been substantially completed absent any such event of force majeure or any Tenant Delay(s). A "Tenant Delay" means any act or omission of Tenant or its agents, employees, vendors or contractors that delays substantial completion of the Landlord Work, including, without limitation, the following:

1.1.1
Tenant's failure to furnish information or approvals within any time period specified in the Lease or this Amendment, including the failure to prepare or approve preliminary or final plans by any applicable due date;

1.1.2	Tenant's selection of equipment or materials that have long lead times after first being informed by Landlord that the selection may result in a delay;

1.1.3	Changes requested or made by Tenant to previously approved plans and specifications;

1.1.4	The performance of work in the Building D Expansion Space by Tenant or Tenant's contractor(s) during the performance of the Landlord Work; or

1.1.5	If the performance of any portion of the Landlord Work depends on the prior or simultaneous performance of work by Tenant, a delay by Tenant or Tenant's contractor(s) in the completion of such work.
Notwithstanding the foregoing, if Landlord fails to notify Tenant of any Tenant Delay within 2 days after the date Landlord knew of such Tenant Delay, Tenant shall not be responsible for any such Tenant Delay with respect to the period of time commencing 3 days after the date when Landlord knew that such Tenant Delay existed and ending on the date that Landlord notified Tenant of such Tenant Delay.

The Landlord Work shall be deemed to be substantially completed and the Delivery Date shall be deemed to have occurred on the date that Landlord's architect reasonably determines that all Landlord Work has been performed (or would have been performed absent any Tenant Delays or events of force majeure (as described in Section 1.2 below)), other than any details of construction, mechanical adjustment or any other matter, the noncompletion of which does not materially and unreasonably interfere with Tenant's work (as expressly permitted in this Amendment) in the Building D Expansion Space. Subject to Section 1.2 below, the adjustment of the Building D Delive1y Date and, accordingly, the postponement of Tenant's obligation to pay rent on the

Building D Expansion Space shall be Tenant's sole remedy and shall constitute full settlement of all claims that Tenant might otherwise have against Landlord by reason of the Building D Expansion Space not being ready for the Building D Delivery Date on the Building D Target Delivery Date.

A preliminary construction schedule outlining basic benchmarks for the completion of the Landlord Work is attached hereto as Exhibit B-2.

1.2
Outside Building D Delivery Date. If the Building D Delivery Date has not occurred on or before January 31, 2017 (the "Outside Building D Delivery Date"), Tenant shall be entitled to a rent abatement following the Building D Expansion Effective Date of$14,229.09 for every day in the period beginning on the Outside Building D Delivery Date and ending on the Building D Delivery Date. Notwithstanding the foregoing, if the Building D Delivery Date has not occurred on or before September 30, 2017 (the "Required Building D Delivery Date") solely due to a delay caused by Landlord and within Landlord's reasonable control, Tenant, as its sole remedy, may terminate this Amendment by giving Landlord written notice of termination on or before the earlier to occur of: (i) ten (10) business days after the Required Building D Delivery Date; and (ii) the Building D Delive1y Date. In such event, this Amendment shall be deemed null and void and of no further force and effect and Landlord shall promptly refund any prepaid rent and Security Deposit previously advanced by Tenant under this Amendment and, so long as Tenant has not previously defaulted under any of its obligations pursuant to Exhibit C hereto, which default remains uncured, the parties hereto shall have no further responsibilities or obligations to each other with respect to the Building D Expansion Space as set forth in this Amendment. Landlord and Tenant acknowledge and agree that: (i) the determination of the Building D Delivery Date shall take into consideration the effect of any Tenant Delays by Tenant; and (ii) the Outside Building D Delivery Date and the Required Building D Delivery Date shall be postponed by the number of days the such date is delayed due to any delays in obtaining permits or other governmental approvals, strikes, acts of God, shortages of labor or materials, war, terrorist acts, civil disturbances and other causes beyond the reasonable control of Landlord (as used herein, events of "force majeure").

1.3
Building D Delivery Date. Commencing on the Building D Delive1y Date, Tenant shall be permitted to enter the Building D Expansion Space as of the Building D Delivery Date to perform the Tenant Work described in Exhibit C attached hereto (the "Tenant's Construction Period"). During the Tenant's Construction Period, Tenant shall comply with all terms and provisions of the Lease, except those provisions requiring payment of Base Rent or Tenant's Share of Expenses and Taxes as to the Building D Expansion Space. If Tenant takes possession of the Building D Expansion Space prior to the Building D Expansion Effective Date for any reason whatsoever (other than the performance of work in the Building D Expansion Space, including the installation of furniture, fixtures, equipment, and wiring and cabling, with Landlord's prior approval, which approval shall not be unreasonably withheld), such possession shall be subject to all the terms and conditions of the Lease and this Amendment, and Tenant shall pay Base Rent and Tenant's Share of Expenses and Taxes as applicable to the Building D Expansion Space to Landlord on a per diem basis for each day of occupancy prior to the Building D Expansion Effective Date.

1.4
Early Access. In the event Landlord reasonably determines that the Landlord Work in Building D has sufficiently progressed so that Tenant's access to the Premises shall not adversely impact Landlord's construction of the Landlord Work and that Tenant may commence preparations for and the initial construction of the Tenant Work in Building D prior to the Building D Delive1y Date, at such time Landlord may grant Tenant the right to enter the Premises prior to the Building D Delivery Date for the purposes described in this Section. Such early access shall be at Tenant's sole risk and solely for the purpose of comnencing the Tenant Work in a manner that does not interfere with the Landlord Work. Landlord may withdraw such permission to enter the Premises prior to the commencement of Tenant's Construction Period at any time that Landlord reasonably determines that such entry by Tenant is causing a dangerous situation for Landlord, Tenant or their respective contractors or employees, or if Landlord reasonably determines that such entry by Tenant is hampering or otherwise preventing Landlord from proceeding with the completion of the Landlord Work at the earliest possible date. In the event Landlord grants such access to Tenant more than thirty (30) days prior to the Building D Deliver Date (the number of days in excess of such fourteen (14) day period shall be referred to herein as the "Acceleration Period"), the Building D Expansion Effective Date shall be accelerated to an earlier date by the number of days of the Acceleration Period, if any.

1.5
Fire Sprinkler Quarterly Maintenance. Landlord shall be responsible for the repair and maintenance of the fire life safety systems servicing the Building D Expansion Space and the costs thereof shall be included in

Expenses.

1.6
Tenant's Security System. Subject to any applicable laws, rules, statutes, regulations, codes or other such requirements, inspection requirements, and the terms and conditions of the Lease (as amended), Tenant shall have the nonexclusive right to install an internal security system (Tenant's "Security System") within the Building D Expansion Space so long as such Security System in no event affects or otherwise impacts the functionality, structural integrity or operability of any Building system or the structure of the Building. The terms and conditions of the Lease regarding the installation (the "Security System Installation"), maintenance, repair and removal of any Premises Improvements shall govern such installation and removal by Tenant of the Security System (except as expressly provided herein). The Security System Installation shall be performed by contractors reasonably approved by Landlord (which approval shall not be unreasonably withheld), at Tenant's sole cost and expense. Landlord may, at its election by providing written notice to Tenant and at Tenant's sole cost and expense, elect to perform the Security System Installation. The size and design of such Security System shall be subject to Landlord's prior written approval which approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall be responsible, at its sole cost and expense, for maintaining and repairing Tenant's Security System in first class condition and repair. Notwithstanding anything to the contrary contained in the Lease, as amended, Tenant shall remove Tenant's Security System (and restore the Building to the condition existing prior to the installation, operation and removal thereof, subject to normal wear and tear) prior to the expiation or earlier termination of the Lease with respect to Building D unless Landlord otherwise notifies Tenant in writing no later than thirty (30) days prior to the expiration or earlier termination of the term of the Lease with respect to Building D. So long as Landlord does not require the Security System to be removed pursuant to the terms hereof, upon expiration or earlier termination of the Lease, title to the Security System shall pass to Landlord. Notwithstanding anything to the contrary, Landlord shall not directly or indirectly be liable to Tenant or any other person and Tenant hereby waives any and all claims against and releases Landlord and the Landlord Indemnities from any and all claims arising as a consequence of or related to Tenant's Security System, or the failure thereof. The terms of this Section 1.6 are personal to Tenant initially named in this Amendment.

1.7
Remeasurment. The parties hereby stipulate that the Building D Expansion Space contains the number of rentable square feet set forth in Recital C, and recognize that such square footage includes the allocation of certain Common Areas on a propo1iionate basis in accordance with the Building Owners and Managers Association International Standard Method for Measuring Floor Area in Office Building, ANSI Z65.1-1996, Method B and accompanying guidelines (the "BOMA Standard"). Notwithstanding the foregoing agreement with respect to the square footage of the Building D Expansion Space, Tenant shall have the right, by giving Landlord written notice (the "Measurement Notice") by no later than thirty (30) days after the Building D Delivery Date (the "Confirmation Period"), to cause Tenant's architect for the Tenant Work to remeasure the Building D Expansion Space in accordance with the BOMA Standard. In the event that Tenant provides Landlord with written notice ("Square Footage Notice") within the thirty (30) days after Tenant's delivery of the Measurement Notice, that the remeasurement of the Building D Expansion

Space by Tenant's architect in accordance with the BOMA Standard has produced a rentable square footage number that is in excess of or lower than the rentable square footage number prepared by Landlord, and if Landlord does not dispute such remeasurement, any payments due to Landlord from Tenant based upon the number of rentable square feet contained in the Building D Expansion Space shall be proportionally, retroactively and prospectively reduced or increased, as appropriate, to reflect the actual number of rentable square feet, as properly remeasured under the BOMA Standard and the Base Rent, Tenant's proportionate share and any payments due from Landlord to Tenant (e.g., the Building D Allowance) shall be similarly prop01tionally, retroactively and prospectively reduced or increased, as appropriate, to reflect the actual number of rentable square feet, as properly remeasured under the BOMA Standard. Tenant's failure to deliver the Square Footage Notice prior to expiration of the Confinnation Period, shall be deemed to constitute Tenant's acceptance of the square footage stated in this Amendment. If Landlord disagrees with Tenant's remeasurement and if a dispute occurs regarding the final accuracy of such measurements, Landlord and Tenant shall agree upon a mutually acceptable architect to remeasure the Building D Expansion Space in accordance with the BOMA Standard and the determination of such architect shall be binding upon Landlord and Tenant. The cost of such mutually agreed architect shall be shared equally by Landlord and Tenant. Until such determination is made by the mutually selected architect, the patties shall utilize the square footage figure stated in this Amendment; thereafter, the parties shall make the appropriate retroactive adjustments. Notwithstanding the foregoing language or anything to the contrary contained herein or in the Lease, for purposes of this

Amendment, in no event shall the rentable square footage of the Building D Expansion Space be less than or greater than two percent (2%) of number of rentable square feet for the set forth in Recital C above. If pursuant to this Section 1.7 the rentable square footage of the Building D Expansion Space shall be adjusted, within ten (10) business days after such new determination, Landlord and Tenant shall confirm the same in writing by entering into a mutually acceptable amendment of the Lease modifying the rentable square footage of the Building D Expansion Space, Base Rent, Tenant's Share, the Building D Allowance, and any other matters set forth in this Amendment affected by such change in the rentable square footage of the Building D Expansion Space.

2.
Building D Expansion Space Term. The Term of the Lease for the Building D Expansion Space only shall terminate one hundred and twenty (120) months from the Building D Expansion Effective Date (the "Building D Termination Date"), unless sooner terminated in accordance with the terms of the Lease, as amended. That portion of the Term commencing on the Building D Expansion Effective Date and ending on the Building D Termination Date shall sometimes be referred to herein as the "Building D Term."

3.
Sublease Space Expansion. Effective as of the expiration or earlier termination of the Sublease or the Akami Master Lease, as the case may be (the "Sublease Space Expansion Effective Date"), the Premises, as increased in Section 1 above, is further increased from approximately 293,830 rentable square feet to approximately 311,194 rentable square feet by the addition of the Sublease Space and from and after the Sublease Space Expansion Effective Date, the Original Premises, the Building D Expansion Space and the Sublease Space, collectively, shall be deemed the "Premises", as defined in the Lease, and as used herein (provided that the foregoing shall be adjusted in the event of any delay in the Building D Expansion Effective Date beyond the Sublease Space Expansion Effective Date). For purposes of this Amendment only, the Original Premises and the Sublease Space (but excluding the Building D Expansion Space) may collectively be referred to herein as "The Campus." The Term for the Sublease Space shall commence on the Sublease Space Expansion Effective Date and end on the Original Premises Extended Te1mination Date (defined below) unless sooner terminated in accordance with the terms of the Lease, as amended hereby. By being in possession of the Sublease Space, as of the date hereof, Tenant shall be deemed to have accepted possession of the Sublease Space in its "as is" condition and configuration pursuant to the Lease, as amended hereby. Tenant agrees that the Sublease Space is in good order and satisfactory condition, and that there are no representations or warranties by Landlord regarding the condition of the Sublease Space or Building A. Landlord hereby agrees that Tenant may postpone any removal and restoration requirements Tenant may have under the Sublease, if any, with respect to the Sublease Space until the expiration or earlier termination of the Lease, as amended hereby, provided that the foregoing shall in no way waive Landlord's rights to enforce such removal and restoration obligations upon the expiration or earlier termination of the Lease, as amended hereby. From and after the Sublease Space Expansion Effective Date, the Sublease Space is further subject to all the terms and conditions of the Lease except as expressly modified herein and except that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Premises unless such concessions are expressly provided for herein with respect to the Sublease Space.

4.
Original Premises Extension. The Term of the Lease with respect to the Original Premises is hereby extended for a period of sixty (60) months and shall expire on February 14, 2024 ("Original Premises Extended Termination Date"), unless sooner terminated in accordance with the terms of the Lease. That portion of the Term commencing the day immediately following the Original Premises Prior Termination Date ("Original Premises Extension Date") and ending on the Original Premises Extended Termination Date shall be referred to herein as the "Original Premises Extended Term."

5.	Base Rent.

5.1
Original Premises Through Prior Original Premises Termination Date. The Base Rent, Tenant's Share of Expenses and Taxes and all other charges under the Lease shall be payable as provided therein with respect to the Original Premises through and including the Original Premises Prior Termination Date.

5.2
Original Premises From and After Original Premises Extension Date. As of the Original Premises Extension Date, the schedule of Base Rent payable with respect to the Original Premises during the Original Premises Extended Term is the following:

Period	Rentable Square Footage	Monthly Rate Per Square Foot	Monthly Base Rent
2/15/19 -2/14/20	182,954	$3.30	$603,748.20
2/15/20 -2/14/21	182,954	$3.40	$622,043.60
2/15/21 -2/14/22	182,954	$3.50	$640,339.00
2/15/22 -2/14/23	182,954	$3.61	$660,463.94
2/15/23 -2/14/24	182,954	$3.72	$680,588.88
All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease, as amended hereby.

* Notwithstanding anything in the Lease to the contrary, so long as Tenant is not in default under the Lease, as amended hereby, Tenant shall be entitled to an abatement of Base Rent with respect to the Original Premises in the amount of $603,748.20 per month for the first six (6) full calendar months following the Original Premises Extension Date. The maximum total amount of Base Rent abated with respect to the Original Premises in accordance with the foregoing shall equal $3,622,489.20 (the "Original Premises Abated Base Rent"). Provided, however, Tenant, by providing written notice to Landlord, may elect to apply the Original Premises Abated Base Rent toward Base Rent applicable to the Original Premises and due hereunder during the calendar year 2019 so long as the amount of such abatement does not exceed the Original Premises Abated Base Rent as set forth in this paragraph. If Tenant defaults under the Lease, as amended hereby, at any time during the Original Premises Extended Term and fails to cure such default within any applicable cure period under the Lease, and the Lease is thereafter terminated in connection with such default, then all Original Premises Abated Base Rent shall immediately become due and payable. In addition to the foregoing, if Tenant defaults under the Lease, then Tenant's right to receive the Abated Base Rent shall toll (and Tenant shall be required to pay Base Rent during such period of any Tenant default) until Tenant has cured such default and at such time Tenant shall be entitled to receive any unapplied Abated Base Rent until fully applied. Only Base Rent shall be abated pursuant to this paragraph, as more particularly described herein, and Tenant's Share of Expenses and Taxes and all other rent and other costs and charges specified in the Lease, as amended hereby, shall remain as due and payable pursuant to the provisions of the Lease, as amended hereby.

5.3
Building D Expansion Space From Building D Expansion Effective Date Through Extended Termination Date. As of the Building D Expansion Effective Date, the schedule of Base Rent payable with respect to the Building D Expansion Space during the Building D Term is the following:

Months	Rentable Square Footage	Monthly Rate Per Square Foot	Monthly Base Rent
B.D.E.E.D. * - 12	110,876	$3.85	$426,872.60**
13 -24	110,876	$3.97	$440,177.72
25 -36	110,876	$4.09	$453,482.84
37 - 48	110,876	$4.21	$466,787.96
49 -60	110,876	$4.34	$481,201.84
61 -72	110,876	$4.47	$495,615.72
73 -84	110,876	$4.60	$510,029.60
85 -96	110,876	$4.74	$525,552.24
97 - 108	110,876	$4.88	$541,074.88
109 -120	110,876	$5.03	$557,706.28
All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease, as amended hereby.

* "B.D.E.E.D." as set forth above means "Building D Expansion Effective Date." At such time when the Building D Expansion Effective Date has been determined, Landlord shall prepare a memorandum agreement setting forth the actual Building D Expansion Effective Date, the Building D Termination Date and, if necessary, a revised rent schedule.

Should Tenant fail to execute and deliver such memorandum to Landlord within thirty (30) business days after Landlord's request, the information set forth in such memorandum provided by Landlord shall be conclusively presumed to be agreed and correct.

** Notwithstanding anything in the Lease to the contrary, so long as Tenant is not in default under the Lease, as amended hereby, Tenant shall be entitled to an abatement of Base Rent with respect to the Building D Expansion Space in the amount of $426,872.60 per month for the first seven (7) full calendar months following the Building D Expansion Effective Date. The maximum total amount of Base Rent abated with respect to the Building D Expansion Space in accordance with the foregoing shall equal $2,988,108.20 (the "Building D Abated Base Rent"). If Tenant defaults under the Lease, as amended hereby, at any time during the Building D Term and fails to cure such default within any applicable cure period under the Lease, and the Lease is thereafter terminated in connection with such default, then all Building D Abated Base Rent shall immediately become due and payable. In addition to the foregoing, if Tenant defaults under the Lease, then Tenant's right to receive the Abated Base Rent shall toll (and Tenant shall be required to pay Base Rent during such period of any Tenant default) until Tenant has cured such default and at such time Tenant shall be entitled to receive any unapplied Abated Base Rent until fully applied. Only Base Rent shall be abated pursuant to this paragraph, as more particularly described herein, and Tenant's Share of Expenses and Taxes and all other rent and other costs and charges specified in the Lease, as amended hereby, shall remain as due and payable pursuant to the provisions of the Lease, as amended hereby.

5.4
Sublease Space From the Sublease Space Expansion Effective Date Through Extended Termination Date. As of the Sublease Space Expansion Effective Date, the schedule of Base Rent payable with respect to the Sublease Space for the balance of the original Term and the Original Premises Extended Term is the following:

Period	Rentable Square Footage	Monthly Rate Per Square Foot	Monthly Base Rent
Sublease Space Expansion Effective Date - 2/14/20	17,364	$3.30	$57,301.20
2/15/20 -2/14/21	17,364	$3.40	$59,037.60
2/15/21 -2/14/22	17,364	$3.50	$60,774.00
2/15/22 -2/14/23	17,364	$3.61	$62,684.04
2/15/23 -2/14/24	17,364	$3.72	$64,594.08
All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease, as amended hereby.

*Notwithstanding anything in the Lease to the contrary, so long as Tenant is not in default under the Lease, as amended hereby, Tenant shall be entitled to an abatement of Base Rent with respect to the Sublease Expansion Space in the amount of $57,301.20 per month for the first six (6) full calendar months following the Original Premises Extension Date. The maximum total amount of Base Rent abated with respect to the Sublease Expansion Space in accordance with the foregoing shall equal $343,807.20 (the "Sublease Space Abated Base Rent"). Provided, however, Tenant may elect to apply the Sublease Space Abated Base Rent toward Base Rent applicable to the Sublease Space and due hereunder during the calendar year 2019 so long as the amount of such abatement does not exceed the Sublease Space Abated Base Rent as set forth in this paragraph. If Tenant defaults under the Lease, as amended hereby, at any time during the Original Premises Extended Term and fails to cure such default within any applicable cure period under the Lease, and the Lease is thereafter terminated in connection with such default, then all Sublease Space Abated Base Rent shall immediately become due and payable. In addition to the foregoing, if Tenant defaults under the Lease, then Tenant's right to receive the Abated Base Rent shall toll (and Tenant shall be required to pay Base Rent during such period of any Tenant default) until Tenant has cured such default and at such time Tenant shall be entitled to receive any unapplied Abated Base Rent until fully applied. Only Base Rent shall be abated pursuant to this paragraph, as more particularly described herein, and Tenant's Share of Expenses and Taxes and all other rent and other costs and charges specified in the Lease, as amended hereby, shall remain as due and payable pursuant to the provisions of the Lease, as amended hereby.

*At such time when the Sublease Space Expansion Effective Date has been determined, Landlord shall prepare a memorandum agreement setting forth the actual Sublease Space Expansion Effective Date and, if necessary, a revised rent schedule. Should Tenant fail to execute and deliver such memorandum to Landlord within thirty (30) days after Landlord's request, the information set forth in such memorandum provided by Landlord shall be conclusively presumed to be agreed and correct.

5.5
Landlord's Buy-Out Option. The Original Premises Abated Base Rent, and the Building D Abated Base Rent and the Sublease Space Abated Base Rent shall collectively be referred to herein as the "Abated Base Rent." Notwithstanding anything to the contrary set forth in the Lease or this Amendment, Landlord and Tenant hereby agree that Landlord shall have the option (the "Buy-Out Option") to require Tenant to pay to Landlord all or any portion of any Abated Base Rent then remaining and allocable to Tenant pursuant to the terms and conditions of this Amendment as of the date of Landlord's Buy-Out Notice (defined below) as and when rent is payable pursuant to the Lease, subject to the terms and conditions set forth below. To exercise Landlord's Buy Out Option, Landlord shall (i) provide written notice to Tenant of such exercise (the "Buy-Out Notice") at any time prior to the date all Abated Base Rent has been applied under the terms of the Amendment (which Buy-Out Notice shall specify the date as of which Tenant shall be required to pay the Base Rent that was otherwise abated pursuant to this Section 5 above, provided that such date shall in no event be less than ten (10) days after the date the Buy-Out Notice is tendered by Landlord), and (ii) pay to Tenant an amount equal to the Abated Rent Purchase Price (as defined below). In the event Landlord exercises its Buy-Out Option, then notwithstanding anything to the contrary set forth in this Section 5, effective as of the date specified in Landlord's Buy-Out Notice, Base Rent with respect to the Premises to the extent stated in Landlord's Buy-Out Notice shall no longer be abated pursuant to this Section 5 and shall be due and payable by Tenant in accordance with this Amendment and the Lease. The amount of Base Rent that Tenant is not obligated to pay or will not be obligated to pay with respect to the portion of the period remaining during which Tenant is entitled to abated rent as set forth in this Section 5 as of the date of Landlord's Buy-Out Notice shall be sometimes referred to hereafter as a "Remaining Abated Rent Amount." As used herein, "Abated Rent Purchase Price" shall mean the present value of the Remaining Abated Rent Amount that is then remaining as of the date of Landlord's Buy-Out Notice, discounted at an annual discount rate equal to five percent (5%). In the event Landlord elects to exercise its Buy-Out Option, the Abated Rent Purchase Price shall be paid on or prior to the date set forth in the Buy-Out Notice for Tenant's payment of Base Rent. Notwithstanding the foregoing, Landlord shall have the right, at any time following delivery of the Buy-Out Notice but prior to the payment of the Abated Rent Purchase Price, to rescind all or any portion of the Buy-Out Notice, in which event the terms of Section 5 shall continue to apply to the portion of abated rent so rescinded and Landlord shall have no further obligation to pay the Abated Rent Purchase Price to Tenant hereunder. In addition, in the event that Tenant is in default at any time following Landlord's Buy-Out Notice, Landlord shall have no further obligation to pay the Abated Rent Purchase Price to Tenant hereunder and if Tenant defaults under this Amendment or the Lease at any time during the Term and fails to cure such default within any applicable cure period under the Lease, then the Abated Rent Purchase Price paid to Tenant hereunder shall immediately become due and payable. Following Tenant's written request, and at Tenant's sole cost and expense, if, in connection with Landlord's exercise of the Buy Out Option, Tenant elects to formally contest any related applicable tax or other such assessment charged to Tenant as a result of the payment to Tenant of the Abated Rent Purchase Price, Landlord shall reasonably cooperate in good faith with Tenant in its efforts to contest any such taxes or assessment and in such event, Tenant shall within thirty (30) days of delivery of Landlord's written request therefor reimburse Landlord for all of its reasonable and actual out of pocket costs and expenses incurred in connection with such cooperation; provided however, in any event Tenant, not Landlord, shall be liable for any such taxes and assessments arising in connection with Tenant's receipt of the Abated Rent Purchase Price.

6.
Security Deposit. Landlord currently is holding the sum of $1,769,214.97 as a security deposit pursuant to the terms of the Lease, as amended. Provided Tenant is in compliance with the Lease, upon Tenant's execution hereof, Landlord shall return to Tenant the sum equal to the amount of the security deposit then held by Landlord under the Lease in excess of one million dollars ($1,000,000.00) estimated to be $769,214.97, and, accordingly, simultaneous with the execution hereof, the Security Deposit is decreased from $1,769,214.97 to $1,000,000.00, to be held by Landlord as provided under Article 6 of the Original Lease, as amended by Section 9.5 of the Second Amendment and Section 6 of the Fourth Amendment, as security for payment of rent and the performance of the other terms and conditions of the Lease by Tenant.

7.
Tenant's Share. For the period commencing with the Building D Expansion Effective Date and ending on the Building D Termination Date, Tenant's Share for the Building D Expansion Space is 100% of Building D and 29.30% of the Property. For the period commencing with the Sublease Space Expansion Effective Date and ending on the Original Premises Extended Termination Date, Tenant's Share for the Sublease Space is 34.24% of the Building A and 4.59%

of the Property. Accordingly, as of the Sublease Space Expansion Effective Date Tenant's Share for the Building D Expansion Space, the Original Premises and the Sublease Space is, collectively, 82.02% of the Prope1ty.

8.	Additional Rent.

8.1
Original Premises for the Extended Term. For the period commencing with the Original Premises Extension Date and ending on the Original Premises Extended Terminatio Date, Tenant shall pay all additional rent payable under the Lease, including Tenant's Share of Expenses and Taxes applicable to the Original Premises, in accordance with the terms of the Lease, as amended hereby.

8.2
Sublease Space from Sublease Expansion Effective Date Through the Original Premises Extended Termination Date. For the period commencing with the Sublease Expansion Effective Date and ending on the Original Premises Extended Termination Date, Tenant shall pay all additional rent payable under the Lease, including Tenant's Share of Expenses and Tmrns applicable to the Sublease Space, in accordance with the terms of the Lease, as amended hereby.

8.3
Building D Expansion Space From Building D Expansion Effective Date Through Extended Termination Date. For the period commencing with the Building D Expansion Effective Date and ending on the Building D Termination Date, Tenant shall pay for Tenant's Share of Expenses and Taxes applicable to the Building D Expansion Space in accordance with the terms of the Lease, as amended hereby.

8.4
Expenses. Expenses for the Project (including the Original Premises, the Sublease Space and the Building D Expansion Space) shall include a management fee (as provided for in Section B.2 of Exhibit E to the Original Lease), provided, however, in no event shall Tenant's Share of the management fees for the Project (expressed as a percentage of gross receipts for the Project) exceed two and one-half percent (2.5%) of such gross receipts (provided that any period of abated rent or other such concessions shall be adjusted to full rents and other sums due at the Project for purposes of this Section 8.4 only

9.	Building Improvements.

9.1
Landlord's Responsibility for Improvements to Building D Expansion Space. Landlord shall pe1fo11n improvements to the Building D Expansion Space (the "Landlord Work") in accordance with the terms of Exhibit B attached hereto. To the extent assignable, Landlord shall assign to Tenant a right to enforce for a period of up to one (1) year the warranties and guarantees issued by the contractor who constructs the electrical, plumbing, mechanical, and heating, ventilation and air conditioning systems of the Building D Expansion Space installed as part of the Landlord Work (except to the extent such warranties and/or guaranties pertain to any repair and maintenance obligations of Landlord as set forth in the Lease, if any, and to the extent the assignment of any such right adversely impact's Landlord's rights under such warranties and/or guarantees or the overall value of such warranties and/or guarantees); provided, however, that to the extent that Tenant is prohibited by law from enforcing such warranties or guarantees, or if Tenant's enforcement of any such warranties and/or guarantees would adversely impact Landlord's rights thereunder or the overall value of such warranties and/or guarantees, Landlord shall, on Tenant's behalf and at no additional cost to Landlord, make efforts to diligently and reasonably enforce such warranties and guarantees. In the event that any of Landlord's contractors fails to respond within a reasonable period of time to Tenant's efforts to enforce any such Tenant's assigned rights under any warranty or guarantee after Tenant has diligently pursued such enforcement, Landlord shall make commercially reasonable efforts to assist in such enforcement efforts.

9.2
Tenant's Responsibility for Improvements to Building D Expansion Space. Tenant shall perform improvements to the Building D Expansion Space (the "Tenant Work") in accordance with the terms of Exhibit C attached hereto and Tenant shall be entitled to an improvement allowance in connection with such work as more fully described in Exhibit C.

9.3
Tenant's Responsibility for Other Building Improvements. Tenant shall perform improvements to the Original Premises and the Sublease Space (the "Campus Tenant Work") in accordance with the terms of Exhibit C attached hereto and Tenant shall be entitled to an improvement allowance in connection with such work as more fully described in Exhibit C.

10.	Signage.

10.1	Building D Signage.

10.1.1
Subject to the terms and conditions of this Section 10, Tenant shall be entitled to one (1) tenant identification sign to be located on Building D adjacent to the entrance and one (1) tenant identification sign located on Building D that shall be visible from Highway 92 (collectively, the "Building D Signage"). The exact location of the Building D Signage shall be subject to all applicable Laws and Landlord's prior written approval, which approval shall not be unreasonably withheld. Such right to the Building D Signage is subject to the following terms and conditions: (a) Tenant shall submit plans and drawings for the Building D Signage to Landlord and to the City of San Mateo and to any other public authorities having jurisdiction and shall obtain written approval from Landlord, Landlord's approval not to be unreasonably withheld, and each such jurisdiction prior to installation, and shall fully comply with all applicable Laws; (b) Tenant shall, at Tenant's sole cost and expense, design, construct and install the Building D Signage; (c) the size, color and design of the Building D Signage shall be subject to Landlord's prior written approval, which approval shall not be unreasonably withheld; and (d) Tenant shall maintain the Building D Signage in good condition and repair, and all costs of maintenance and repair shall be borne by Tenant. Maintenance shall include, without limitation, cleaning. Notwithstanding the foregoing, Tenant shall not be liable for any fee in connection with Tenant's right to display the Building D Signage in accordance with the Lease. At Landlord's option, Tenant's right to the Building D Signage may be revoked and terminated upon occurrence of any of the following events: (i) Tenant shall be in default under the Lease for more than sixty (60) days beyond any applicable cure period; (ii) Tenant or an assignee following a Permitted Transfer leases less than 100% of Building D and occupies less than fifty percent (50%) of Building D; or (iii) the Lease, as amended hereby, shall terminate or otherwise no longer be in effect.

10.1.2
Upon the expiration or earlier termination of the Lease, as amended hereby, or at such other time that Tenant's signage rights are terminated pursuant to the terms hereof, if Tenant fails to remove the Building D Signage and repair the Building D in accordance with the terms of the Lease, as amended hereby, Landlord shall cause the Building D Signage to be removed from Building D and Building D to be repaired and restored to the condition which existed prior to the installation of the Building D Signage (including, if necessary, the replacement of any precast concrete panels), ordinary wear and tear and damage due to casualty and condemnation excepted, all at the sole cost and expense of Tenant and otherwise in accordance with the Lease, as amended hereby, without further notice from Landlord. Notwithstanding anything to the contrary contained in the Lease, as amended hereby, Tenant shall pay all costs and expenses for such removal and restoration within thirty (30) days following delivery of an invoice therefor. Other than in connection with an assignment that is a Permitted Transfer, the rights provided in this Section 10.1 shall be non-transferable unless otherwise agreed by Landlord in writing in its reasonable discretion.

10.2	Monument Sign.

10.2.1
So long as (a) Tenant is not in default under the terms of the Lease for more than sixty (60) days beyond applicable notice and cure periods; (b) Tenant or an assignee following a Permitted Transfer is in occupancy of no less than fifty percent (50%) of the entire Building D Expansion Space; and (c) Tenant has not assigned the Lease or sublet the Building D Expansion Space other than in connection with a Permitted Transfer, Tenant shall have the nonexclusive right to have its name listed on the shared monument sign for Building D (the "Monument Sign"), subject to the terms of this Section 10.2. So long as Tenant leases 100% of Building D, the Monument Sign shall be exclusive to Tenant. The design, size and color of Tenant's signage with Tenant's name to be included on the Monument Sign, and the manner in which it is attached to the Monument Sign, shall comply with all applicable Laws and shall be subject to the approval of Landlord, Landlord's approval not to be unreasonably withheld, and any applicable governmental authorities. Landlord reserves the right to withhold consent to any sign that, in the reasonable judgment of Landlord, is not harmonious with the design standards of Building D and Monument Sign. Landlord shall have the right to require that all names on the Monument Sign be of the same size and style. Tenant must obtain Landlord's written consent (which consent shall not be unreasonably withheld) to any proposed signage and lettering prior to its fabrication and installation. To obtain Landlord's consent, Tenant shall submit design drawings to Landlord showing the type and sizes of all lettering; the colors, finishes and types of materials used; and (if applicable and Landlord consents in its sole discretion) any provisions for illumination. Although the Monument Sign will be maintained by Landlord, Tenant shall pay its proportionate share of the cost of any maintenance and repair associated with the Monument Sign. In the event that additional names are listed on the Monument Sign, all future costs of maintenance and repair shall be prorated between Tenant and the other parties listed on such Monument Sign.

10.2.2
Tenant's name on the Monument Sign shall be designed, constructed, installed, insured, maintained, repaired and removed from the Monument Sign all at Tenant's sole risk, cost and expense. Tenant, at its cost, shall be responsible for the maintenance, repair or replacement of Tenant's signage on the Monument Sign, which shall be maintained in a manner reasonably satisfactory to Landlord.

10.2.3
Upon the expiration or earlier termination of the Lease, as amended hereby, or if during the Building D Term (and any extensions thereof) (a) Tenant is in default under the terms of the Lease for more than sixty (60) days after the expiration of applicable cure periods; (b) Tenant leases less than fifty percent (50%) of the entire Building D Expansion Space; or (c) Tenant assigns the Lease (other than to a Permitted Transferee), then Tenant's rights granted herein will terminate and Landlord may remove Tenant's name from the Monument Sign at Tenant's sole cost and expense and restore the Monument Sign to the condition it was in prior to installation of Tenant's signage thereon, ordinary wear and tear and damage due to casualty and condemnation excepted. The cost of such removal and restoration shall be payable as additional rent within thirty (30) days of Landlord's written demand accompanied by a documented invoice therefor. Landlord may, at anytime during the Term (or any extension thereof) when Tenant is not the sole Tenant in the Building D Expansion Space, upon five (5) days prior written notice to Tenant, relocate the position of Tenant's name on the Monument Sign. The cost of such relocation of Tenant's name shall be at the cost and expense of Landlord.

10.2.4	The rights provided in this Section 10.2 shall be non-transferable other than to an assignee as part of a Permitted Transfer unless otherwise agreed by Landlord in writing in its sole discretion.

11.	Backup Generator.

11.1
Tenant, subject to Landlord's review and approval of Tenant's plans therefor, shall have the right to install a 750 kW/500 gallon diesel tank kilowatt supplemental generator (the "Generator") and an above ground fuel tank (the "Tank") to provide emergency additional electrical capacity to the Building D Expansion Space during the Building D Term. Tenant's plans for the Generator and the Tank shall include a secondary containment system to protect against and contain any release of hazardous materials. The Generator and the Tank shall be placed at the location reasonably proximate to Building D, such location to be mutually and reasonably agreed to by Landlord and Tenant (the "Generator Area"). Notwithstanding the foregoing, Tenant's right to install the Generator and the Tank shall be subject to Landlord's reasonable approval of the manner in which the Generator and the Tank is installed, the manner in which any fuel pipe is installed, the manner in which any ventilation and exhaust systems are installed, the manner in which any cables are run to and from the Generator to the Building D Expansion Space and the measures that will be taken to eliminate any vibrations or sound disturbances from the operation of the Generator, including, without limitation, any necessary two (2) hour rated enclosures or sound installation. Landlord shall have the right to require an acceptable enclosure to hide or disguise the existence of the Generator and the Tank and to minimize any adverse effect that the installation of the Generator and the Tank may have on the appearance of the Building D. Tenant shall be solely responsible for obtaining all necessary governmental and regulatory approvals and for the cost of installing, operating, maintaining and removing the Generator and the Tanlk. Tenant shall not install or operate the Generator or the Tank until Tenant has obtained and submitted to Landlord copies of all required governmental permits, licenses and authorizations necessary for the installation and operation of the Generator and the Tank. In addition to, and without limiting Tenant's obligations under the Lease, Tenant shall comply with all applicable environmental and fire prevention Laws pertaining to Tenant's use of the Generator Area. Tenant shall also be responsible for the cost of all utilities consumed in the operation of the Generator and the Tank.

11.2
Tenant shall be responsible for assuring that the installation, maintenance, operation and removal of the Generator and the Tank shall in no way damage any portion of the Building D. To the maximum extent permitted by Laws, the Generator and the Tank and all appurtenances in the Generator Area shall be at the sole risk of Tenant, and Landlord shall have no liability to Tenant if the Generator, the Tank or any appurtenances installations are damaged for any reason. Tenant agrees to be responsible for any damage caused to the Building D in connection with the installation, maintenance, operation or removal of the Generator. In addition, in accordance with the terms of Article 14 of the Original Lease, except to the extent caused by Landlord's gross negligence or willful misconduct, Tenant shall indemnify, defend and hold Landlord and the Landlord Patties harmless from all liabilities, obligations, damages, penalties, claims, costs, charges and expenses, including, without limitation, reasonable architects' and attorneys' fees (if and to the extent permitted by Laws), which may be imposed upon, incurred by, or asse1ted against Landlord or any of the Landlord Patties in connection with the installation, maintenance, operation or removal of the Generator and the Tan1c, including, without limitation, any environmental and hazardous materials claims. In addition to, and without limiting Tenant's obligations under the Lease, Tenant covenants and agrees that the installation and use of the Generator and the Tank and appurtenances shall not adversely affect the insurance coverage for the Building D. If for any reason, the installation or use of the Generator, the Tan1c and/or the appurtenances shall result in an increase in the amount of the premiums for such coverage, then Tenant shall be liable for the full amount of any such increase.

11.3
Tenant shall be responsible for the installation, operation, cleanliness, maintenance and removal of the Generator and the Tan1c and the appurtenances, all of which shall remain the personal property of Tenant, and shall be removed by Tenant at its own expense at the expiration or earlier termination of the Lease. Tenant shall repair any damage caused by such removal, including the patching of any holes to match, as closely as possible, the color surrounding the area where the Generator, Tan1c and appurtenances were attached. Such maintenance and operation shall be performed in a manner to avoid any unreasonable interference with any other tenants or Landlord. Tenant shall take the Generator Area "as is" in the condition in which the Generator Area is in as of the Building D Delivery Date, without any obligation on the part of Landlord to prepare or construct the Generator Area for Tenant's use or occupancy. Without limiting the foregoing, Landlord makes no warranties or representations to Tenant as to the suitability of the Generator Area for the installation and operation of the Generator or the Tan1c. Tenant shall have no right to make any chat1ges, alterations, additions, decorations or other improvements to the Generator Area without Landlord's prior written consent, which consent shall not be unreasonably withheld. Tenant agrees to maintain the Generator and the Tank, including without limitation, any enclosure installed around the Generator and the Tank in good condition and repair. Tenant shall be responsible for performing any maintenance and improvements to any enclosure surrounding the Generator and the Tank so as to keep such enclosure in good condition.

11.4
Tenant, upon prior notice to Landlord and subject to the rules and regulations enacted by Landlord, shall have access to the Generator and the Tan1c and its surrounding area for the purpose of installing, repairing, maintaining and removing the Generator and the Tan1c

11.5
Tenant shall be permitted to use the Generator Area solely for the maintenance and operation of the Generator and the Tank, and the Generator, Tan1c and Generator Area are solely for the benefit of Tenant. All electricity generated by the Generator may only be consumed by Tenant in the Building D Expansion Space. Landlord shall have no obligation to provide any services, including, without limitation, electric current, to the Generator Area.

11.6	Tenant shall have no right to sublet the Generator Area or except with respect to an assignee following a Permitted Transfer.

11.7
Notwithstanding anything to the contrary contained herein, if at any time during the Building D Term Landlord determines in its reasonable business judgment following reasonable investigation, that the Generator, Tan1c and/or any appurtenances cause or may reasonably cause a dangerous condition at the Project, then Tenant shall, upon notice from Landlord, cease any further operation of the Generator and Tan1c until Tenant demonstrates to Landlord's reasonable satisfaction that such dangerous condition has been rectified.

11.8	During the Building D Term (as the same may be extended), Tenant shall not be obligated to pay Landlord any Additional Rent or fee for the use of the Generator Area.

12.
Assignment and Subletting. The terms and conditions of Article 12 (Assignment and Subletting) of the Original Lease shall apply to the Building D Expansion Space, provided, however, if (i) Tenant assigns the Lease, as amended hereby, Landlord shall have the right to terminate the Lease, as amended hereby, with respect to the entirety of the Premises, or (ii) Tenant subleases all or substantially all of the Building D Expansion Space, Landlord shall have the right to terminate the Lease, as amended hereby, with respect to all or the p01iion of the Building D Expansion Space that Tenant is proposing to sublet. Moreover, Section 12(B) of the Original Lease shall be modified by deleting clause (3) and substituting the following therefor: "(3) if Tenant is assigning this Lease or is subleasing the entirety of fifty percent (50%) or more of the Premises located in one of the Buildings then constituting the Premises for a term exceeding more than half of the then remaining Term of the Lease with respect to the subject Building(s), exercise its right to terminate the Lease with respect to the portion of the Premises that Tenant is proposing to assign or sublet."

13.	Roof Space For Dish/Antenna.

13.1
During the initial Building D Term and any extension thereof, Tenant shall have the right to lease space on the roof of Building D for the purpose of installing (in accordance with A1iicle 9 of the Original Lease), operating and maintaining a dish/antenna or other communication device (the "Dish/Antenna") to be approved by Landlord, such approval not to be unreasonably withheld, conditioned or delayed. The location of the space on the roof designated by Landlord to be leased by Tenant is referred to herein as the "Roof Space". Landlord reserves the right to relocate the Roof Space as reasonably necessary during Building D Term at Landlord's sole cost and expense (except to the extent such relocation is required due to Tenant's use or occupancy of the Premises). Landlord's designation shall take into account Tenant's use of the Dish/Antenna. Notwithstanding the foregoing, Tenant's right to install the Dish/Antenna shall be subject to the approval rights of Landlord and Landlord's architect and/or engineer with respect to the plans and specifications of the Dish/Antenna, the size of the Dish/Antenna, the manner in which the Dish/Antenna is attached to the roof of Building D and the manner in which any cables are run to and from the Dish/Antenna. The precise specifications and a general description of the Dish/Antenna, or any replacements thereof, along with all documents Landlord reasonably requires to review the installation of the Dish/Antenna (the "Plans and Specifications") shall be submitted to Landlord for Landlord's written approval, such approval not to be unreasonably withheld, no later than twenty (20) days before Tenant c01mnences to install the Dish/Antenna. Tenant shall be solely responsible for obtaining and maintaining all necessary governmental and regulatory approvals and for the cost of installing, operating, maintaining and removing the Dish/Antenna. Tenant shall notify Landlord upon completion of the installation of the Dish/Antenna. If Landlord determines that the Dish/Antenna equipment does not comply with the approved Plans and Specifications, that Building D has been damaged during installation of the Dish/Antenna or that the installation was defective, Landlord shall notify Tenant of any noncompliance or detected problems and Tenant immediately shall cure the defects. If the Tenant fails to immediately cure the defects, Tenant shall pay to Landlord upon demand the cost, as reasonably determined by Landlord, of correcting any defects and repairing any damage to Building D caused by such installation. If at any time Landlord, in its reasonable discretion, deems it necessary, Tenant shall provide and install, at Tenant's sole cost and expense, appropriate aesthetic screening, reasonably satisfacto1y to Landlord, for the Dish/Antenna (the "Aesthetic Screening").

13.2
Landlord agrees that Tenant, upon reasonable prior written notice to Landlord, shall have access to the roof of Building D and the Roof Space for the purpose of installing, maintaining, repairing and removing the Dish/Antenna, the appurtenances and the Aesthetic Screening, if any, all of which shall be performed by Tenant or Tenant's authorized representative or contractors, which shall be approved by Landlord, such approval not to be unreasonably withheld, at Tenant's sole cost and risk. It is agreed, however, that only authorized engineers, employees or properly authorized contractors of Tenant, FCC (defined below) inspectors, or persons under their direct supervision will be permitted to have access to the roof of Building D and the Roof Space. Tenant further agrees to exercise firm control over the people requiring access to the roof of Building D and the Roof Space in order to keep to a minimum the number of people having access to the roof of Building D and the Roof Space and the frequency of their visits. It is further understood and agreed that the installation, maintenance, operation and removal of the Dish/Antenna, the appurtenances and the Aesthetic Screening, if any, is not permitted to damage Building D or the roof thereof, or interfere with the use of Building D and roof by Landlord. Tenant agrees to be responsible for any damage caused to the roof or any other part of Building D, which may be caused by Tenant or any Tenant Party.

13.3
Tenant agrees to install and maintain only equipment of types and frequencies which will not cause unreasonable interference to Landlord or any other tenant of Building D. In the event Tenant's equipment causes such interference, Tenant will change the frequency on which it transmits and/or receives and take any other steps necessary to eliminate the interference. If said interference cannot be eliminated within a reasonable period of time, in the reasonable judgment of Landlord, then Tenant agrees to remove the Dish/Antenna from the Roof Space. Landlord shall make c01mnercially reasonable efforts to ensure that any new equipment installed on the roofs by other tenants or users does not have frequencies which causes unreasonable interference to Tenant's Dish/Antenna. Tenant shall, at its sole cost and expense, and at its sole risk, install, operate and maintain the Dish/Antenna in a good and workmanlike manner, and in compliance with all Building D, electric, communication, and safety codes, ordinances, standards, Laws and requirements, now in effect or hereafter promulgated, of the Federal Government, including, without limitation, the Federal Communications Commission (the "FCC"), the Federal Aviation Administration ("FAA") or any successor agency of either the FCC or FAA having jurisdiction over radio or telecommunications, and of the state, city and county in which Building D is located. Landlord and its agents assume no responsibility for the licensing, operation and/or maintenance of Tenant's equipment. Tenant has the responsibility of carrying out the terms of its FCC license in all respects. The Dish/Antenna shall be connected to Landlord's power supply in strict compliance with all applicable Building D, electrical, fire and safety codes. Neither Landlord nor any Landlord Party shall be liable to Tenant for any stoppages or shortages of electrical power furnished to the Dish/Antenna or the Roof Space because of any act, omission or requirement of the public utility serving Building D, or the act or omission of any other tenant, invitee or licensee or their respective agents, employees or contractors, or for any other cause beyond the reasonable control of Landlord, and Tenant shall not be entitled to any rental abatement for any such stoppage or shortage of electrical power. Except to the extent caused by Landlord's gross negligence or willful misconduct, neither Landlord nor any Landlord Party shall have any responsibility or liability for the conduct or safety of any of Tenant's representatives, repair, maintenance and engineering personnel while in or on any part of Building D or the Roof Space.

13.4
The Dish/Antenna, the appurtenances and the Aesthetic Screening, if any, shall remain the personal property of Tenant, and shall be removed by Tenant at its own expense at the expiration or earlier termination of the Lease or Tenant's right to possession hereunder. Tenant shall repair any damage caused by such removal, including the patching of any holes to match, as closely as possible, the color surrounding the area where the equipment and appurtenances were attached. Tenant agrees to maintain all of the Tenant's equipment placed on or about the roof or in any other part of Building D in proper operating condition and maintain same in satisfactory condition as to appearance and safety in La11dlord's reasonable discretion. Such maintenance and operation shall be performed in a mam1er to avoid any interference with any other tenants or Landlord. Tenant agrees that at all times during Building D Term, it will keep the roof of Building D and the Roof Space free of all trash or waste materials produced by Tenant or the Tenant Entities.

13.5
In light of the specialized nature of the Dish/Antenna, Tenant shall be permitted to utilize the services of its choice for installation, operation, removal and repair of the Dish/Antenna, the appurtenances and the Aesthetic Screening, if any, subject to the reasonable approval of Landlord. Notwithstanding the foregoing, Tenant must provide Landlord with prior written notice of any such installation, removal or repair and coordinate such work with Landlord in order to avoid voiding or otherwise adversely affecting any warranties granted to Landlord with respect to the roof. If necessary, Tenant, at its sole cost and expense, shall retain any contractor having a then existing warranty in effect on the roof to perform such work (to the extent that it involves the roof), or, at Tenant's option, to perform such work in conjunction with Tenant's contractor. In the event the Landlord contemplates roof repairs that could affect Tenant's Dish/Antenna, or which may result in an interruption of the Tenant's telecommunication service, Landlord shall formally notify Tenant in writing at least thirty (30) days in advance (except in cases of an emergency) prior to the commencement of such contemplated work in order to allow Tenant to make other arrangements for such service.

13.6
Tenant shall not allow any provider of telecommunication, video, data or related services ("Communication Services") to locate any equipment on the roof of Building D or in the Roof Space for any purpose whatsoever, nor may Tenant use the Roof Space and/or Dish/Antenna to provide Communication Services to an unaffiliated tenant, occupant or licensee of another Building D, or to facilitate the provision of Communication Services on behalf of another Co1mnunication Services provider to an unaffiliated tenant, occupant or licensee of Building D or any other Building D. Tenant specifically acknowledges and agrees that the terms and conditions of Article 14 of the Original Lease shall apply with full force and effect to the Roof Space and any other portions of the roof accessed or utilized by Tenant, its representatives, agents, employees or contractors.

13.7
If Tenant defaults under any of the terms and conditions of this Section or the Lease, and Tenant fails to cure said default within the time allowed by Article 19 of the Original Lease, Landlord shall be permitted to exercise all remedies provided under the terms of the Lease, as amended hereby, including removing the Dish/

Antenna, the appurtenances and the Aesthetic Screening, if any, and restoring Building D and the Roof Space to the condition that existed prior to the installation of the Dish/Antenna, the appurtenances and the Aesthetic Screening, if any. If Landlord removes the Dish/Antenna, the appurtenances and the Aesthetic Screening, if any, as a result of an uncured default, Tenant shall be liable for all costs and expenses Landlord incurs in removing the Dish/Antenna, the appurtenances and the Aesthetic Screening, if any, and repairing any damage to Building D, the roof of Building D and the Roof Space caused by the installation, operation or maintenance of the Dish/Antenna, the appurtenances, and the Aesthetic Screening, if any. Tenant's rights pursuant to this Section 13 are personal to the named Tenant and any assignee following a Permitted Transfer and assignees or subtenants consented to by Landlord pursuant to Article 12 of the Original Lease, and are not otherwise transferable.

14.	Renewal Options. Section 34 of the Original Lease is hereby deleted and shall be of no further force or effect

14.1
The Campus Renewal Option. Provided that (a) the Lease, as amended hereby, is in full force and effect, (b) Tenant is not and has not in the immediately preceding twelve (12) month period been in default under any of the other terms and conditions of the Lease, as amended hereby, beyond any applicable notice and cure periods at the time of notification or commencement, and (c) subject to the terms and conditions of this Amendment, then Tenant shall have one (1) option to extend the term of the Lease, as amended hereby (the "Campus Renewal Option") for a term of five (5) years (the "Campus Renewal Term"), for (x) the entirety of The Campus, or (y) the entirety of the square footage of Buildings E and F of the Project (for a total square footage of approximately 82,657 rentable square feet, as of the date of this Amendment), on the same terms and conditions set f01ih in the Lease, as amended hereby, except as modified by the terms, covenants and conditions as set forth below:

14.1.1
If Tenant elects to exercise the Campus Renewal Option, then Tenant shall provide Landlord with written notice no earlier than the date which is four hundred fifty (450) days prior to the expiration of the Original Premises Extended Term, as amended hereby, but no later than the date which is three hundred and sixty five (365) days prior to the expiration of the Original Premises Extended Term. If Tenant fails to provide such notice, Tenant shall have no further or additional right to extend or renew the term of the Lease.

14.1.2
The Base Rent in effect at the expiration of the Original Premises Extended Term shall be adjusted to reflect the Prevailing Market (defined below) rate. Landlord shall advise Tenant of the new Base Rent for Building E and F or the Campus, as the case may be, no later than thirty (30) days after Landlord's receipt of Tenant's exercise of its Campus Renewal Option under this Section 14.1. Said notification of the new Base Rent may include a provision for its adjustment to provide for a change in the Prevailing Market rate between the time of notification and the commencement of the Campus Renewal Term.

14.1.3
If Tenant and Landlord are unable to agree on a mutually acceptable Base Rent for the Campus Renewal Term not later than sixty (60) days prior to the expiration of the then-current Term, then Landlord and Tenant, within five (5) days after such date, shall each simultaneously submit to the other, in a sealed envelope, its good faith estimate of the Prevailing Market rate for the Building E and F or the Campus, as the case may be, during the Campus Renewal Term (collectively referred to as the "Estimates"). If the higher of such Estimates is not more than one hundred five percent (105%) of the lower of such Estimates, then the Prevailing Market rate shall be the average of the two Estimates. If the Prevailing Market rate is not established by the exchange of Estimates, then, within seven (7) days after the exchange of Estimates, Landlord and Tenant shall each select a commercial real estate appraiser to determine which of the two Estimates most closely reflects the Prevailing Market rate for the Premises during the Renewal Term. Each commercial real estate appraiser so selected shall be certified as an MAI appraiser or as an ASA appraiser and shall have had at least five (5) years experience within the previous ten (10) years as a real estate appraiser working in San Mateo, California, with working knowledge of current rental rates and practices. For purposes hereof, an "MAI" appraiser means an individual who holds an MAI designation conferred by, and is an independent member of, the American Institute of Real Estate Appraisers (or its successor organization, or in the event there is no successor organization, the organization and designation most similar), and an "ASA" appraiser means an individual who holds the Senior Member designation conferred by, and is an independent member of, the American Society of Appraisers (or its successor organization, or, in the event there is no successor organization, the organization and designation most similar).

14.1.4
Landlord's and Tenant's appraisers shall work together in good faith to agree upon which of the two Estimates most closely reflects the Prevailing Market rate for the Premises. The Estimate chosen by such appraisers shall be binding on both Landlord and Tenant. If either Landlord or Tenant fails to appoint an appraiser within the seven (7) day period referred to above, the appraiser appointed by the other party shall be the sole appraiser for the purposes hereof. If the two appraisers cannot agree upon which of the two Estimates most closely reflects the Prevailing Market rate within twenty (20) days after their appointment, then, within ten (10) days after the expiration of such twenty (20) day period, the two appraisers shall select a third appraiser meeting the aforementioned criteria. Once the third appraiser (i.e., the arbitrator) has been selected as provided for above, then, as soon thereafter as practicable but in any case within fourteen (14) days, the arbitrator shall make his or her determination of which of the two Estimates most closely reflects the Prevailing Market rate and such Estimate shall be binding on both Landlord and Tenant as the Prevailing Market rate for the Campus, or the entirety of Buildings E and F, as the case may be. If the arbitrator believes that expert advice would materially assist him or her, he or she may retain one or more qualified persons to provide such expert advice. The patties shall share equally in the costs of the arbitrator and of any experts retained by the arbitrator. Any fees of any appraiser, counsel or experts engaged directly by Landlord or Tenant, however, shall be borne by the party retaining such appraiser, counsel or expert.

14.1.5	If the Campus Renewal Option is validly exercised or if Tenant fails to validly exercise the Campus Renewal Option, Tenant shall have no further right to extend the Original Premises Extended Tenn.

14.1.6
For purposes of this Campus Renewal Option (and the Building D Renewal Option), "Prevailing Market" shall mean the arms length fair market annual rental rate per rentable square foot under renewal leases and amendments entered into on or about the date on which the Prevailing Market is being determined hereunder for space comparable to the Premises and buildings comparable to the Buildings in the same rental market in the San Mateo and Foster City, California, area as of the date the Campus Renewal Term is to commence, taking into account the specific provisions of the Lease, as amended hereby, which will remain constant, (B) any material economic differences between the te1ms of the Lease, as amended hereby, and any comparison lease or amendment, such as rent abatements, construction costs and other concessions and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes, and (C) tenant improvement allowances, free rent or other allowances or concessions typically offered to attract new tenants to the Project or comparable office buildings. The determination of Prevailing Market shall also take into consideration any reasonably anticipated changes in the Prevailing Market rate from the time such Prevailing Market rate is being determined and the time such Prevailing Market rate will become effective under the Lease, as amended hereby.

14.1.7
If the Prevailing Market rent has not been determined by the commencement date of the Campus Renewal Term, Tenant shall pay monthly installments of rent upon the terms and conditions in effect during the last month of the Original Premises Extended Te1m until such time as the Prevailing Market rate has been determined. Upon such determination, the annual Rent and monthly installments of Rent for the Campus Premises shall be retroactively adjusted to the commencement of the Campus Renewal Term.

14.2
Building D Renewal Option. Provided that (a) the Lease, as amended hereby, is in full force and effect, (b) Tenant is not and has not been in the immediately preceding twelve (12) month period in default under any of the other terms and conditions of the Lease, as amended hereby, beyond any applicable notice and cure periods at the time of notification or c01mnencement, (c) subject to the terms and conditions of this Amendment, and (d) Tenant has exercised the Campus Renewal Option as set forth in Section 14.1 above or Tenant has otherwise extended the term of the Lease with respect to the entirety of The Campus for a term of five (5) or more years, then Tenant shall have one (1) option to extend the term of the Lease, as amended hereby (the "Building D Renewal Option") for a term of five (5) years (the "Building D Renewal Term"), for the entirety of Building D, on the same terms and conditions set forth in the Lease, as amended hereby, except as modified by the terms, covenants and conditions as set forth below:

14.2.1
If Tenant elects to exercise the Building D Renewal Option, then Tenant shall provide Landlord with written notice no earlier than the date which is four hundred fifty (450) days prior to the expiration of the Building D Term, as amended hereby, but no later than the date which is three hundred and sixty five (365) days prior to the expiration of the Building D Term. If Tenant fails to provide such notice, Tenant shall have no further or additional right to extend or renew the term of the Lease.

14.2.2
The Base Rent in effect at the expiration of the Building D Term shall be adjusted to reflect the Prevailing Market rate (as defined above in Section 14.1.6). Landlord shall advise Tenant of the new Base Rent for the Building D Expansion Space no later than thirty (30) days after Landlord's receipt of Tenant's written exercise of its Building D Renewal Option under this Section 14.2. Said notification of the new Base Rent may include a provision for its escalation to provide for a change in the Prevailing Market rate between the time of notification and the commencement of Building D Renewal Term.

14.2.3	If Tenant and Landlord are unable to agree on a mutually acceptable Base Rent for the Building D Renewal Term, the mechanism set forth above in Sections
14.1.3 and 14.1.4 to establish the Prevailing Rate for Buildings E and F or the Campus, as the case may be, shall apply to the parties' determination of the Prevailing Rate for the Building D Term.

14.2.4	If Building D Renewal Option is validly exercised or if Tenant fails to validly exercise Building D Renewal Option, Tenant shall have no further right to extend the Building D Renewal Term.

14.2.5
If the Prevailing Market rent has not been determined by the commencement date of the Building D Renewal Term, Tenant shall pay monthly installments of rent upon the terms and conditions in effect during the last month of the Building D Term until such time as the Prevailing Market rate has been determined. Upon such determination, the annual Rent and monthly installments of Rent for the Building D Expansion Space shall be retroactively adjusted to the commencement date of the Building D Renewal Te1m.

14.3
Conditions Precedent. In the event Tenant has assigned the Lease to a non Permitted Transferee, all of Tenant's renewal rights (that is, the Campus Renewal Option and the Building D Renewal Option, respectively) shall arise in each case only so long as Tenant's tangible net w01th (as reasonably evidenced to Landlord) is equal to or greater than Tenant's tangible net worth on the date this Amendment is mutually executed and delivered both at the time of exercise of the respective renewal option and at commencement of the respective renewal term. Within ten (10) days of Landlord's written request, Tenant shall tender to Landlord Tenant's most recent (and in no event dated more than the prior calendar quarter) normal and customary financial statements prepared in accordance with generally accepted accounting principals and as reasonably requested by Landlord and audited and certified by a public accountant. In the event Tenant has sublet in the aggregate fifty percent (50%) or more of the portion of the Premises subject to the respective renewal option to a non-Permitted Transferee at the time of exercise of the subject renewal option and/or as of the commencement of the subject renewal term, such renewal option shall arise only so long as Tenant's tangible net worth (as reasonably evidenced to Landlord) is equal to or greater than Tenant's tangible net wo1ih as of the date this Amendment is mutually executed both at the time of exercise of the respective option and at commencement of the respective renewal term. In all events Tenant shall remain liable for the obligations under the Lease during any renewal terms. Notwithstanding the foregoing, so long as Tenant is a publicly traded company on an "over-the-counter" market or any recognized national or international securities exchange, the foregoing shall not apply so long as Tenant's current public annual report (in compliance with applicable securities laws) for such applicable year is available to Landlord in the public domain.

15.	Building C Expansion Option.

15.1
Grant of Option; Conditions. Tenant shall have the option (the "Building C Expansion Option") to lease the entirety of the building located at 3055 Clearview Way, San Mateo, California ("Building C"), containing approximately 68,025 rentable square feet of space (the "Building C Expansion Space") subject to the terms and conditions set fo1ih below in this Section 15. The Building C Expansion Space is currently leased by Landlord to SolarCity Corporation, a Delaware corporation ("SolarCity"), pursuant to the terms of a lease dated July 30, 2010, as the same may be amended from time to time (the "Solar City Lease"). The SolarCity Lease is scheduled to expire on July 31, 2017. Tenant may exercise the Building C Expansion Option if:

15.1.1	SolarCity has not exercised its option to extend the term of the SolarCity Lease, which SolarCity option must be exercised no later than July 31, 2016; and,

15.1.2
Landlord receives written notice (the "Building C Expansion Notice") from Tenant of the exercise of its Building C Expansion Option on or before January 31, 2017 (i.e., the date that is six (6) months following the expiration of the period during which SolarCity can exercise its option to extend the term of the SolarCity Lease); and,

15.1.3	Tenant is not in default under the Lease, as amended hereby, beyond any applicable cure periods at the time that Landlord receives the Building C Expansion Notice; and,

15.1.4
Other than in connection with a Permitted Transfer, the Lease, as amended hereby, has not been assigned and no more than 50% of the Premises (including The Campus and the Building D Expansion Space) is sublet (other than pursuant to a Permitted Transfer) at the time Landlord receives the Building C Expansion Notice; and,

15.1.5	The Building C Expansion Space is intended for the exclusive use of Tenant only during the Original Premises Extended Te1m; and

15.1.6	Tenant has not vacated or abandoned any portion of the Premises at the time Landlord receives the Building C Expansion Notice.

15.2	Terms for Building C Expansion Space.

15.2.1
The term for the Building C Expansion Space (the "Building C Term") would commence one hundred twenty (120) days from the execution and delivery of a lease amendment, or other written agreement, adding the Building C Expansion Space to the Premises and delivery of the Building C Expansion Space to Tenant (the "Building C Expansion Effective Date"), and shall end, unless sooner terminated pursuant to the terms of the Lease, on the Original Premises Extended Termination Date, it being the intention of the parties hereto that the term for the Building C Expansion Space and the Term for The Campus shall be coterminous. If Landlord is delayed delivering possession of the Building C Expansion Space due to the holdover or unlawful possession of such space by any party, Landlord shall use reasonable efforts to obtain possession of the space (provided however, that the foregoing shall not be deemed to require Landlord to institute legal proceedings), and the commencement of the term for the Building C Expansion Space shall be postponed until the date Landlord delivers possession of the Building C Expansion Space to Tenant free from occupancy by any party. Pursuant to the SolarCity Lease, SolarCity has the right to holdover in the Building C Expansion Space for up to three (3) months. If SolarCity elects to holdover, then Landlord shall provide prompt written notice of such holdover to Tenant.

15.2.2
The initial monthly Base Rent rate per rentable square foot for the Building C Expansion Space shall be Three and 30/100 Dollars ($3.30) per month, and shall increase annually by three percent (3%) on the anniversary of the Building C Expansion Effective Date. Base Rent attributable to the Building C Expansion Space shall be payable in monthly installments in accordance with the terms and conditions of the Lease, as amended hereby.

15.2.3
For the period commencing with the Building C Expansion Effective Date and ending on the Original Premises Extended Termination Date, Tenant shall pay all additional rent payable under the Lease, including Tenant's Share of Expenses and Taxes applicable to the Building C Expansion Space, in accordance with the terms of the Lease, as amended hereby.

15.2.4
The Building C Expansion Space (broom clean and free of any prior tenant's personal property, furniture, fixtures and equipment and all data cabling) shall be accepted by Tenant in its "as-built" condition and configuration existing on the earlier of the date Tenant takes possession of the Building C Expansion Space or as of the date the term for the Building C Expansion Space commences. In addition, Tenant shall be entitled to an improvement allowance with respect to the Building C Expansion Space in the amount of $15.00 per rentable square foot of the Building C Expansion Space (the "Building C Improvement Allowance"). In no event shall the Building C Improvement Allowance be used for the purchase of equipment, furniture or other items of personal property of Tenant. If Tenant does not submit a request for payment of the entire Building C Improvement Allowance to Landlord in accordance with the provisions contained in Exhibit C within the first one hundred eighty (180) days of the Building C Expansion Effective Date, any unused amount shall accrue to the sole benefit of Landlord, it being understood that Tenant shall not be entitled to any credit, abatement or other concession in connection therewith. The Building C improvement Allowance shall be distributed to Tenant in the same manner as set forth in Exhibit C attached hereto with respect to disbursement of the Building D Allowance.

15.2.5
The Building C Expansion Space shall be considered a part of the Premises, subject to all the terms and conditions of the Lease, as amended hereby, except that no allowances, credits, abatements or other concessions (if any) set f01ih in the Lease for the remainder of the Premises shall apply to the Building C Expansion Space, except as may be specifically provided otherwise in this Building C Expansion Option provision.

15.2.6
If Tenant is entitled to and properly exercises the Building C Expansion Option, Landlord shall prepare an amendment (the "Building C Expansion Amendment") to reflect the commencement date of the term for the Building C Expansion Space and the changes in Base Rent, rentable square footage of the Premises, Tenant's Share and other appropriate terms. h1 addition, to the extent the same are not removed by or on behalf of SolarCity, Tenant shall have the right use the electric charging stations installed by SolarCity as well as the right to install four (4) enclosed bicycle storage lockers (provided that Tenant shall install the same as part of the Tenant Work and the terms and conditions of this Amendment, including without limitation, Exhibit C attached hereto, shall apply). A draft of the Building C Expansion Amendment shall be sent to Tenant within a reasonable time after Landlord's receipt of the Building C Expansion Notice, and Tenant shall execute (or provide comments and corrections) and return the Building C Expansion Amendment to Landlord within fifteen (15) business days thereafter (and shall thereafter work together with Landlord to timely finalize the Building C Expansion Amendment), but an otherwise valid exercise of the Building C Expansion Option shall be fully effective whether or not the Building C Expansion Amendment is executed.

16.	Right of First Offer.

16.1
Provided that Tenant has not timely and validly exercised the Building C Expansion Option set fo1ih above, Tenant shall have an ongoing right of first offer (the "Offer Right") with respect to the Building C Expansion Space. Tenant's Offer Right shall be exercised as follows: at any time after Landlord has determined that the Building C Expansion Space has become Available (defined below), but prior to leasing the Building C Expansion Space to a party other than the existing tenant thereto, Landlord shall advise Tenant (the "Advice") of the terms under which Landlord is prepared to lease the Building C Expansion Space to Tenant. For purposes hereof, the Building C Expansion Space shall be deemed to become "Available" as follows: if the Building C Expansion Space is under lease to a third patty as of the date of mutual execution and delivery of this Amendment, the Building C Expansion Space shall be deemed to become Available when Landlord has determined that the third-party tenant of the Building C Expansion Space will not extend or renew the term of its lease, or enter into a new lease, for the Building C Expansion Space. Tenant may lease the Building C Expansion Space in its entirety only, under the terms set forth in the Advice, by delivering written notice of exercise to Landlord (the "Notice of Exercise") within :fifteen (15) business days after the date of the Advice, except that Tenant shall have no such Offer Right and Landlord need not provide Tenant with an Advice with respect to the Building C Expansion Space, if:

16.1.1	Tenant is in default under the Lease, as amended hereby, beyond any applicable notice and cure periods at the time that Landlord would otherwise deliver the Advice; or

16.1.2	more than twenty five percent (25%) of the Premises is sublet at the time Landlord would otherwise deliver the Advice; or

16.1.3	other than in connection with a Permitted Transfer, the Lease, as amended hereby, has been assigned prior to the date Landlord would otherwise deliver the Advice; or

16.1.4	Tenant or a Permitted Transferee is not occupying at least seventy five percent (75%) of the Premises on the date Landlord would otherwise deliver the Advice; or

16.1.5
the existing tenant in the Building C Expansion Space is interested in extending or renewing its lease for the Building C Expansion Space or entering into a new lease for the Building C Expansion Space.

16.2
The term for the Building C Expansion Space shall commence upon the commencement date stated in the Advice and thereupon such Building C Expansion Space shall be considered a part of the Premises, provided that all of the terms stated in the Advice, including the termination date set forth in the Advice, shall govern Tenant's leasing of the Building C Expansion Space and only to the extent that they do not conflict with the Advice, the terms and conditions of the Lease, as amended hereby, shall apply to the Building C Expansion Space. Tenant shall pay Base Rent, Tenant's Share of Expenses and Taxes and any other Additional Rent for the Building C Expansion Space in accordance with the terms and conditions of the Advice.

16.3
The Building C Expansion Space (including improvements and personalty, if any) shall be accepted by Tenant in its condition and as-built configuration existing on the earlier of the date Tenant takes possession of the Building C Expansion Space or the date the term for such Building C Expansion Space commences, unless the Advice specifies work to be performed by Landlord in the Building C Expansion Space, in which case Landlord shall perform such work in the Building C Expansion Space. If Landlord is delayed delivering possession of the Building C Expansion Space due to the holdover or unlawful possession of such space by any party, Landlord shall use reasonable efforts to obtain possession of such space, and the commencement of the term for the Building C Expansion Space shall be postponed until the date Landlord delivers possession of the Building C Expansion Space to Tenant free from occupancy by any party.

16.4
The rights of Tenant hereunder with respect to the Building C Expansion Space shall terminate on the earlier to occur of: (i) Tenant's failure to exercise its Offer Right within the ten (10) business day period provided in Section 16.1 above; and (ii) the date Landlord would have provided Tenant the Advice if Tenant had not been in violation of one or more of the conditions set f01ih in Section 16.1 above.

16.5
If Tenant exercises its Offer Right, Landlord shall prepare the Building C Expansion Space Amendment adding the Building C Expansion Space to the Premises on the terms set fo1ih in the Advice and reflecting the changes in the Base Rent, rentable square footage of the Premises, Tenant's Share and other appropriate terms. A draft of the Building C Expansion Space Amendment shall be sent to Tenant within a reasonable time after Landlord's receipt of the Notice of Exercise executed by Tenant, and Tenant shall execute and return the Building C Expansion Space Amendment to Landlord within fifteen (15) days thereafter, but an otherwise valid exercise of the Offer Right shall be fully effective whether or not the Building C Expansion Space Amendment is executed.

17.
Roof Top Deck. Tenant has requested Landlord's consent to install a Roof Top Deck (the "Roof Top Deck Deck"). Landlord has not granted such consent. Tenant acknowledges and agrees that as of the date hereof, Tenant has been informed and understands that the installation of the Roof Top Deck on the roof of the Building D Expansion Space is not currently supp01ted by the Building's design structure and that the required approvals and permits to install a Roof Top Deck at the Prope1iy are not currently feasible. Subject to Landlord's approval, which may be withheld in Landlord's sole discretion, Tenant may pursue efforts to obtain all governmental permits and approvals required for the installation of the Roof Top Deck or other roof top amenity (e.g., a communal gathering space) at the Property at its sole cost and expense and Tenant shall keep Landlord apprised in writing of the status of its effo1is in this regard. Tenant shall obtain Landlord's prior written approval of any changes to be made to the structure of the Building D Expansion Space and Tenant shall pay for all design, engineering and construction plans that are required for the installation of the Roof Top Deck or other roof top amenity. The feasibility of such installation at the Building D Expansion Space shall be reasonably determined by Landlord. Tenant's construction and use of the Roof Top Deck or other roof top amenity shall at all times comply with all applicable Laws and shall not adversely affect other tenants or occupants of the Property, Landlord's use and/or the general operations of the Property. In addition to and wholly apart from Tenant's obligation to pay Tenant's Share of Expenses and Taxes, Tenant shall be responsible for and shall pay prior to delinquency any taxes or governmental service fees, possessory interest taxes, fees or charges in lieu of any such taxes, capital levies, or other charges imposed upon, levied with respect to or assessed against its fixtures or personal property, on the value of Roof Top Deck or other roof top amenity improvements within the Property or any increase in any of the foregoing based on such Roof Top Deck improvements or other roof top amenity. To the extent that any such taxes are not separately assessed or billed to Tenant, Tenant shall pay the amount thereof as invoiced to Tenant by Landlord. Tenant shall, at its sole cost and expense, comply with the terms of the Lease, as amended hereby, and with all applicable Laws regarding the construction, operation, maintenance and removal of the Roof Top Deck or other roof top amenity installed by Tenant. In addition, Landlord has the right to require Tenant to obtain additional types and amounts of insurance in connection with the Roof Top Deck or other roof top amenity. Tenant shall be required to remove the Roof Top Deck at the expiration or earlier te11nination of the Term of the Lease, as amended hereby, and restore the Property to the condition existing prior to the installation, use and removal of the same. Tenant shall provide Landlord with permits and approvals required for the installation of the Roof Top Deck or other roof top amenity no later than twenty-four (24) months prior to the expiration of the Term of the Lease, as amended hereby, or otherwise forego the right to install such Roof Top Deck. Within a reasonable time after submission by Tenant to Landlord of copies of all permits and approvals required for the installation of the Roof Top Deck or other roof top amenity, Landlord shall present Tenant with an amendment to the Lease reflecting the construction schedule, approvals, and other pe1tinent matters, and otherwise evidencing Tenant's right to construct such the Roof Top Deck or other roof top amenity.

18.
Park. Subject to the te1ms specified above, Landlord shall contribute up to $600,000.00 (the "Park Allowance") for Tenant to use towards the design, planning and construction of an exclusive outdoor Park which could potentially include walking and bike trails within the location outlined on Exhibit E attached hereto and made a part hereof (the "Park"). The Park shall be exclusive to Tenant and, accordingly, Tenant shall construct fencing or other similar enclosure around the perimeter of the Park, which perimeter shall be subject to Landlord's prior written approval, which approval shall not be unreasonably withheld, and which shall further establish the actual location and size of the Park. Tenant, not Landlord shall be liable to enforce the exclusivity of the Park and Tenant hereby waives and releases Landlord in connection with any liability therefor.

In the event Tenant elects to construct the Park, Tenant shall provide reasonable prior written notice of the same to Landlord and following the establishment of the location and size of the Park as described above, Landlord and Tenant shall enter into an amendment to the Lease to clearly depict the same and shall construct the Park in accordance with the terms and conditions of the Lease, as amended. Tenant will oversee the construction of the Park with Landlord's approval. The Park Allowance shall be distributed to Tenant in the same manner as set forth in Exhibit C attached hereto with respect to disbursement of the Building D Allowance; provided, however, that if Tenant does not submit a request for payment of the entire Park Allowance to Landlord in accordance with the provisions contained in Exhibit C, on or before the expiration of sixty (60) months from the Building D Expansion Effective Date (the "Park Allowance Expiration Date"), any unused amount shall accrue to the sole benefit of Landlord, it being understood that Tenant shall not be entitled to any credit, abatement or other concession in connection therewith.

18.1
Tenant shall be responsible for obtaining all govermnental permits and approvals required for the installation of the Park at the Property at its sole cost and expense and Tenant shall keep Landlord apprised in writing of the status of its eff01ts in this regard. Subject to the application of the Park Allowance, Tenant shall pay for all design, engineering and construction plans and all construction costs, and any and all other costs and expenses, in connection with the installation of the Park. Tenant's construction and use of the Park shall at all times comply with all applicable Laws and shall not adversely affect other tenants or occupants of the Prope1ty, Landlord's use and/or the general operations of the Property. In addition, Landlord has the right to reasonably require Tenant to obtain additional types and amounts of insurance in connection with the Park.

18.2
Tenant shall have the exclusive use of the Park for Tenant, its employees and invited guests and shall require each user of the Park to execute a release and waiver specifically stating that Landlord shall not directly or indirectly be liable to any user of the Park and that such user waives any and all claims against and releases Landlord and its trustees, members, principals, beneficiaries, partners, officers, directors, employees, any mortgagees and agents from any and all claims (whether known or unknown) arising as a consequence of or related to the Park. Tenant shall be solely liable for the operation, management, repair and maintenance of the Park.

18.3
All Park improvements shall remain the property of Tenant until the expiration or earlier termination of the Lease, as amended hereby, at which time the Park improvements, other than furniture, fixtures and equipment, shall be and become the property of Landlord; provided, however, that Landlord may, at Landlord's option, require that Tenant, at Tenant's expense, remove any or all Park improvements (other than normal and customary walking and building trails) made by Tenant and restore the portion of the Property upon which the Park is located by the expiration or earlier termination of the Lease. All such removals and restoration shall be accomplished in a first-class and good and workmanlike manner so as not to cause any damage to the Property whatsoever. If Tenant fails to remove such Park improvements or other personal prope1iy so required by Landlord, Landlord may keep and use them or remove any of them and cause them to be stored or sold in accordance with applicable Laws, at Tenant's sole expense.

18.4
In addition to and wholly apart from Tenant's obligation to pay Tenant's Share of Expenses and Taxes, Tenant shall be responsible for and shall pay prior to delinquency any taxes or governmental service fees, possessory interest taxes, fees or charges in lieu of any such taxes, capital levies, or other charges imposed upon, levied with respect to or assessed against its fixtures or personal prope1iy, on the value of Park improvements within the Property or any increase in any of the foregoing based on such Park improvements. To the extent that any such taxes are not separately assessed or billed to Tenant, Tenant shall pay the amount thereof as invoiced to Tenant by Landlord. Tenant shall, at its sole cost and expense, comply with the terms of the Lease, as amended hereby, and with all applicable Laws regarding the construction, operation, maintenance and removal of the Park.

18.5
In the event that, following Tenant's good faith, reasonable efforts to obtain any required approval from the local jurisdiction for the development of the Park as described in this Section 18, so long as Tenant notifies Landlord in writing of the same, which written notice shall include reasonable documented evidence of Tenant's good faith, reasonable effo1is to obtain such approval (together with the formal written rejection or other document reflecting the withholding of consent for such approval), Tenant may, at its election but otherwise subject to the terms and conditions of this Amendment, including, without limitation, the effectiveness of the Park Allowance Expiration Date, apply the Park Allowance to Tenant's construction of an outdoor amenity at the Property (the "Future Outdoor Amenity"). Tenant's right to construct any such Future Outdoor Amenity is subject to Landlord's prior written consent (which consent shall not be unreasonably withheld), including with respect to location, sign, type of amenity, exclusive or nonexclusive nature of the same. In any event, Tenant shall be required to construct, repair and maintain, and, if required by Landlord, at the end of the applicable Term, remove all or any part of such Future Outdoor Amenity, all at Tenant's sole cost and expense. If Tenant elects to construct the Future Outdoor Amenity pursuant to this Section 18.5, and if at the time Tenant tenders to Landlord final construction documents for the Future Outdoor Amenity for Landlord's prior written approval, and together with such final construction documents requests that Landlord notify Tenant whether Tenant shall be required to remove all or any part of such Future Outdoor Amenity, then Landlord shall, at the time it consents to such final construction documents, notify Tenant in writing which portions, if any of the Future Outdoor Amenity Tenant shall be required to remove and restore at the expiration or earlier termination of the Lease. In the event Tenant elects to construct the Future Outdoor Amenity in accordance with this Section 18.5 and Landlord approves the same pursuant to the terms hereof, Landlord and Tenant shall enter into an amendment to the Lease providing for such construction, including, without limitation, the appropriate and reasonable terms and conditions applicable thereto. In any event, Tenant, not Landlord, shall be liable at its sole cost and expense for the repair, maintenance, operation and replacement of such Future Outdoor Amenity, including without limitation, the removal of all or part of the same if requested by Landlord.

19.	Intentionally Omitted

20.
Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

20.1
Insurance. Tenant's insurance required under Article 15 of the Original Lease ("Tenant's Insurance") shall include the Building D Expansion Space. No less than ten (10) days prior to the Building D Expansion Effective Date, Tenant shall provide Landlord with a ce1iificate of insurance, in form and substance satisfact01y to Landlord and otherwise in compliance with A1iicle 15 of the Original Lease, evidencing that Tenant's Insurance covers the Original Premises and Building D Expansion Space. In addition to the requirements set fo1ih in the Original Lease, all insurance carried by Tenant pursuant to the terms and conditions of the Lease, as amended, shall name as additional insureds Landlord, Landlord's investment managers, mortgagees, property managers and any other party reasonably requested by Landlord.

20.2	Subordination. Landlord hereby represents and warrants that as of the date of this Amendment there is no mortgage or deed of trust encumbering Landlord's title to the Premises.

20.3
Parking. Effective as of the Building D Expansion Effective Date, Tenant shall be entitled to additional unreserved parking spaces at a ratio of 3.5 spaces per 1,000 rentable square feet of the Building D Expansion Space, which as of the date of this Amendment, is a total of 388 unreserved parking spaces. Furthermore, Section 2 of Exhibit F to the Original Lease (Parking Agreement), is hereby amended to reflect that, as of the date hereof, the ratio of parking spaces for The Campus shall also be 3.5 spaces per 1,000 rentable square feet of rentable square feet. Accordingly, Tenant shall be entitled to unreserved parldng spaces at a ratio of 3.5 spaces per 1,000 rentable square feet of The Campus, which as of the date of this Amendment, is a total of 698 unreserved parking spaces. In the aggregate, Tenant shall be entitled to 1086 unreserved parking spaces at the parking facility for the Project. Except as modified herein, the use of such unreserved parking spaces shall be subject to the terms of the Lease.

20.4
Parking Garage. Additionally, so long as Tenant continues to lease the entirety of The Campus (for an aggregate of 199,458 rentable square feet, as of the date hereof) and Building D (for an aggregate of 110,876 rentable square feet, as of the date hereof), Tenant

(i) shall have the exclusive right to all parking spaces in the parking garage of the Project (the "Garage") which, as of the date of this Amendment, has capacity for 817 unreserved parking spaces, (ii) shall have an additional 269 unreserved parking spaces in the surface parking lot of the Project, (iii) Tenant shall have the right to install Tenant's security system and otherwise secure the Garage, and (iv) shall have the right to install its business name and/or corporate logo on the Garage (subject to the same terms and conditions with respect to Building D Signage as set forth in Section 10.1 above). All parking shall be free of charge during the remainder of the Term and the later to expire of the Building D Term and during any renewal of the term of the Lease, as amended hereby, pursuant to the options set fo1ih in this Amendment. Notwithstanding the foregoing, in the event that Tenant assigns the Lease (other than as part of a Permitted Transfer) or does not renew the Lease with respect to any of the wholly-leased buildings that Tenant currently leases hereunder, then (a) Tenant shall no longer have exclusive rights to the Garage and shall remove its security system and branding insignia promptly from the Garage and repair the Garage to the condition in which it was prior to such installations, and (b) Tenant shall retain the unreserved parking spaces at a ratio of 3.5 spaces per 1,000 rentable square feet of space during the remainder of the Term. Only to the extent Tenant's rights with respect to the Garage as set forth in this Section 20.4 are in full force and effect, Tenant may sublease the right to use Tenant's parking as set f01ih herein to subtenants under subleases entered into in accordance with the terms and conditions of the Lease, as amended, on a propo1iionate basis the subject sublet premises bears to the total Premises (including The Campus and the Building D Expansion Space).

20.5
Hazardous Materials. Tenant shall not be liable for any cost or expense related to removal, cleaning, abatement or remediation of Hazardous Materials existing in the Building D Expansion Space prior to the date Landlord tenders possession of the Building D Expansion Space to Tenant, including, without limitation, Hazardous Materials in the ground water or soil, except to the extent that any of the foregoing results directly or indirectly from any act or omission by Tenant or any Tenant Entity or any Hazardous Materials disturbed, distributed or exacerbated by Tenant or any Tenant Entity.

21	Lease Modifications. From and after the date of this Amendment, unless otherwise set f01ih herein, the following shall apply:

21.1
Use. Section l(J) of the Lease is hereby modified by adding the phrase "media production" to the Permitted Use in the Lease. For purposes hereof "media production" shall mean the conception, creation and development of audio, video, and other digital media, and includes, but is not limited to, the filming, photographing, recording, enhancement, encoding, and distribution of digital files using numerous methods of processing via hardware and software applications.

21.2
Grade Level Door. From and after the date of this Amendment, Tenant shall exclusive rights to use in accordance with the terms and conditions of the Lease, as amended, at least one (1) grade level door (selected by Landlord) at Building F.

21.3	Service Interruption. The following language is hereby added to the end of Section 7(C) of the Original Lease:
"Notwithstanding the foregoing, in the event of any Services Failure of services or utilities to be provided by Landlord hereunder which failure caused by or arising from Landlord's gross negligence or willful misconduct, and if Tenant tenders to Landlord written notice ("Abatement Notice") of any such Service Failure, and if such Service Failure continues beyond the "Eligibility Period" (as that term is defined below), then Base Rent and Tenant's Share of Expenses and Taxes shall be abated entirely or reduced, as the case may be, after expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use, the Premises, or a portion thereof, in the proportion that the leasable square feet of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total leasable square feet of the Premises. Notwithstanding anything to the contrary contained herein, if Landlord is diligently pursuing the restoration of such services or utilities and Landlord provides substitute services or utilities reasonably suitable for Tenant's purposes as reasonably determined by Landlord, for example bringing in portable air conditioning or heating equipment, then there shall be no abatement of Base Rent and Tenant's Share of Expenses and Taxes. The term "Eligibility Period" shall mean a period of ten (10) consecutive business days after Landlord's receipt of the applicable Abatement Notice. Such right to abate Base Rent and Tenant's Share of Expenses and Taxes shall be Tenant's sole remedy for an Abatement Event. This Section shall not apply in case of damage to, or destruction of, the Premises or the Project, or any eminent domain proceedings which shall be governed by separate provisions of the Lease."

21.4
Alterations. In Section 9(C) of the Original Lease, the reference to "$50,000 in the aggregate" shall be modified to provide as follows, "$50,000 per each of the Buildings which then constitutes the Premises in the aggregate".

21.5
Monetary Default. Section 19(A) of the Original Lease is hereby deleted and the following language is hereby substituted therefor: "Tenant's failure to pay when due all or any portion of the Rent within five (5) days after the date on which Landlord provides written notice that such amount is past due; provided, however, Landlord shall not be obligated to provide written notice of monetary default more than two (2) times in any calendar year, and each subsequent monetary default shall be an Event of Default if not received within five (5) days after the same is due; provided further, such notice shall be in lieu of, and not in addition to, any notice required under Section 1161 et seq. of the California Code of Civil

Procedure ("Monetary Default")."

21.6	Event of Default. Section 19(E) of the Original Lease is hereby deleted in its entirety and shall be of no further force or effect.

21.7
Financial Statements. Notwithstanding the foregoing, so long as Tenant is a publicly traded company on an "over-the-counter" market or any recognized national or international securities exchange, the foregoing shall not apply so long as Tenant's current public annual report (in compliance with applicable securities laws) for such applicable year is available to Landlord in the public domain.

21.8
Holding Over. A1iicle 25 of the Original Lease shall be amended as follows: after the words "during the holdover) equal to" insert the following: "(i) 125% of the sum of the Base Rent and Additional Rent due for the period immediately preceding the holdover for the first thirty (30) days of any such holding over period, and, (ii) from and after the thirty-first (31st) day of any such holding over period".

21.9	Insurance. Article 15 of the Original Lease is hereby amended as follows:

21.9.1
The last sentence of Section 15.D is hereby deleted, provided, however, that Landlord and Tenant acknowledge and agree that premiums and deductibles for earthquake insurance coverages obtained by Landlord shall be included in Expenses, subject to the express limitations set f01ih in Exhibit E to the Original Lease.

21.9.2
Section 15.G.3 is hereby deleted and replaced with the following: "shall contain a provision whereby each insurer agrees to give Landlord at least ten (10) business days prior written notice of cancellation due to failure to pay premiums; provided, however, that Tenant shall provide no less than ten (10) business days prior written notice of any cancellation for any other reason or adverse change of any of Tenant insurance coverages as required by this Lease (as the same may be amended);".

21.10	Exhibit E (Expenses and Taxes). The following modifications are hereby modified as follows:

21.10.1
The following language is hereby added to the end of Paragraph B: "Notwithstanding anything set forth in the Lease, the following items shall not be included in Expenses: (A) The cost of correcting defects in the original construction of the Building, (B) the cost of any work or service performed for any tenant of the Project (other than Tenant) to a materially greater extent or in a materially more favorable manner than that furnished generally to the tenants and other occupants (including Tenant), (C) any costs included in Expenses representing an amount paid to a corporation related to Landlord which is in excess of the amount which would have been paid in the absence of such relationship, (D) salaries, wages, or other compensation or benefits paid to employees of Landlord who are not assigned full-time to the operation, management, maintenance, or repair of the Project; provided however, Expenses shall include Landlord's reasonable allocation of wages, salary, or other compensation or benefits paid to any employee to the extent such employee is assigned or devotes services on a part-time basis to the operation, management, maintenance, or repair of the Project, (E) with respect to Expenses arising in connection with Building D only, costs incurred by Landlord to comply with the ADA or any other governmental requirements (to the extent the same are in effect and as interpreted and enforced on the date of this Amendment).

21.10.2	Paragraph B, Section 4 shall be modified as follows: With respect to earthquake insurance only, the reference to "$100,000.00" shall be amended to be "$250,000.00."

21.10.3
Paragraph D shall be revised by deleting "90 days" and substituting "one hundred and eighty (180) days" therefor. In the 11th to last line of this paragraph, the phrase "90 day" shall be deleted and the phrase "180 day" shall be substituted therefor.

22	Miscellaneous.

22.1
This Amendment, including Exhibit A (Outline and Location of Building D Expansion Space), Exhibit B (Landlord Work), Exhibit B-1 (Current Permit Drawing List), Exhibit C (Tenant Work), and Exhibit D (Location of Potential Exterior Perimeter of Park) attached hereto, sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

22.2
Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect. In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control. The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

22.3
Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

22.4
Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment, other than Jones, Lang, LaSalle. Tenant agrees to indemnify and hold Landlord and the Landlord Parties harmless from all claims of any other brokers claiming to have represented Tenant in connection with this Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Amendment other than Jones Lang LaSalle. Landlord agrees to indemnify and hold Tenant harmless from all claims of any other brokers claiming to have represented Landlord in connection with this Amendment. Landlord shall pay a commission to Jones Lang LaSalle pursuant to a separate written agreement.

22.5
Each of the parties hereto represents that the person signing this Amendment has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting and further each of Landlord and Tenant represent that they have obtained all required approvals to enter into this Amendment. Tenant hereby represents and warrants that neither Tenant, nor any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury ("OFAC"); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: "List of Specially Designated Nationals and Blocked Persons." If the foregoing representation is untrue at any time during the Term and/or the Building D Term, an event of default under the Lease will be deemed to have occurred, without the necessity of notice to Tenant. Landlord hereby represents that Landlord is not the target of any sanctions program that is established by Executive Order of the President or published by OFAC; (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C.

§§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: "List of Specially Designated Nationals and Blocked Persons."

22.6
Pursuant to California Civil Code Section 1938, Landlord hereby notifies Tenant that as of the date of this Amendment, The Campus have not undergone inspection by a "Certified Access Specialist" to determine whether The Campus meet all applicable construction related accessibility standards under California Civil Code Section 55.53. To allow for compliance with building performance benchmarking and disclosure regulations, and to facilitate implementation of sustainable improvements to the Buildings, Tenant shall: (a) retain copies of its "utility data", which includes, but is not limited to, Tenant's utility bills and invoices pertaining to Tenant's energy, water, and trash usage at the Building during the Term (as the same may be further extended), and (b) upon request, provide Landlord with copies of such "utility data". Tenant further agrees, upon Landlord's request, to execute utility release fo11ns provided by the applicable utility or municipality to expedite the data collection process.

22.7	For purposes of the Landlord Work (Exhibit B) and Tenant Work (Exhibit C), Landlord's Notice Address shall include the following:
Greg Carey
Project Director Embarcadero Capital Partners LLC 1301 Shoreway Road, Suite 250
Belmont, California 94002-4151

22.8	Tenant's Notice Address for all notices under the Lease are as follows:

GoPro, Inc.
3000 Clearview Way
San Mateo, CA 94402
Attn: General Counsel

With a copy to:

GoPro,Inc
3000 Clearview Way,
San Mateo, CA 94402
Attn: Vice President, Workplace

And with a copy to:
Jones Lang LaSalle
4085 Campbell Avenue, Suite 150 Menlo Park, CA 94025
Attn: Rich Branning, Managing Director

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

22.9
Redress for any claim against Landlord under the Lease and this Amendment shall be limited to and enforceable only against and to the extent of Landlord's interest in the Project. The obligations of Landlord under the Lease are not intended to and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its trustees or board of directors and officers, as the case may be, its investment manager, the general partners thereof, or any beneficiaries, stockholders, employees, or agents of Landlord or the investment manager, and in no case shall Landlord be liable to Tenant hereunder for any lost profits, damage to business, or any form of special, indirect or consequential damages.

IN WITNESS WHEREOF, Landlord and Tenant have entered into and executed this Amendment as of the date first written above.
LANDLORD:

RAR2-CLEARVIEW BUSINESS PARK OWNER, LLC,
a Delaware limited liability company

By: RAR2-Clearview Business Park Member QRS, LLC, a Delaware limited liability company, its Investor Member and Manager

By: RREEF America, L.L.C.,
a Delaware limited liability
its Authorized Agent

By: /s/ Lisa Vogel
Name: Lisa Vogel
Title: Vice President
Dated: November 23, 2015

TENANT: GOPRO, INC.,
a Delaware corporation

By: /s/ Jack Lazar
Name: Jack Lazar
Title: Chief Financial Officer
Dated: November 20, 2015

EXHIBIT A - OUTLINE AND LOCATION OF BUILDING D EXPANSION SPACE

attached to and made a part of the Amendment dated as of November 23, 2015, between RAR2-CLEARVIEW BUSINESS PARK OWNER, LLC, a Delaware limited liability company, as Landlord, and GOPRO, INC., a Delaware corporation, as Tenant

Exhibit A is intended only to show the general layout of the Building D Expansion Space as of the beginning of Building D Expansion Effective Date. It does not in any way supersede any of Landlord's rights set forth in the Lease with respect to arrangements and/or locations of public parts of the Building and changes in such arrangements and/or locations. It is not to be scaled; any measurements or distances shown should be taken as approximate.

(attachment not included due to HTML conversion issues)

{2011-9599/00572913;8}                    A-1

EXHIBIT B - LANDLORD WORK

attached to and made a part of the Amendment dated as of November 23, 2015, between RAR2-CLEARVIEW BUSINESS PARK OWNER, LLC, a Delaware limited liability company, as Landlord, and GOPRO, INC., a Delaware corporation, as Tenant

Landlord, at Landlord's sole cost and expense, shall ensure that the Building D Expansion Space is in "warm shell" condition as described below and detailed in accordance with the plans prepared by KSH Architects and the most current Drawing Set, dated September 30, 2015, referencing the Current Permit Drawing List is attached hereto as Exhibit B-1. The improvements shall be built by Landlord sustantially in accordance with the foregoing Drawing Set are hereinafter referred to as the "Landlord Work." Any other work to be completed in excess of the specifications set forth below and/or the attached Current Permit Drawing List or any changes to the specifics set forth below and/or the Current Permit Drawing List requested by Tenant or necessary to accommodate any of Tenant's construction hereunder "Tenant Work," as defined in Exhibit C.

Warm Shell Description

General Details

Property Name	Clearview Business Park

Street Address	3025 Clearview Way, San Mateo, CA 94402

Zoning	E1 - Executive Park

Usage	Office

Occupancy Class	Group B Business

Ceiling Height	Varies: 9'-6"(2nd and 3rd floors) and 11'-0"(ground floor)

Overall Building Height	53'

Type of Construction	Type IIB sprinklered

Structure	The foundation systems consist of a combination of concrete retaining walls, grade beams, spread footings and tension micropiles which support structural steel columns, beams and brace frames.

Column Spacing	The building has three bays. Column spacing at the two perimeter bays is 39'9" x 30'0" (typ.). The middle bay has column spacing at 25' 6" x-30'0-".
Building Exterior    The building exterior finishes consist of tinted glass, metal panel and precast concrete.

Roofing
The roof profile has a perimeter sloped mansard element with composite shingles to match the other buildings at Clearview. It is supported by a light-gauge metal frame. Lightweight insulating concrete is used on the flat sections of the roof. Landlord is installing lightweight insulating concrete. Tenant and Landlord shall mutually confirm if R Value is satisfactory for occupancy of the upper floors.

Building Interior
Interior scopes of work include the main entry lobby, elevator lobbies on each floor, restrooms and shower facilities. The two-story main entry lobby includes a clear glass storefront, stone cladding, wood veneer and painted wall finishes with thin-set tile flooring to match the aesthetic of other building lobbies on the campus. Restrooms and showers have a combination of floor tile, accent wall tile and painted wall finishes with stone counte1iops and stainless steel partitions. Elevator lobbies have painted walls and ceilngs and porcelain floor tile.

Number of Stairs
There are two sets of interior stairs which are concrete-filled metal pan stairs. Metal tube handrails are provided. Stair enclosures are fully furnished and consist of painted gypsum board walls and ceilings.

HVAC
HVAC is supplied by two (2) 110 ton rooftop VAV cooling only units (high efficiency, 100% outside air economizer). There are two (2) 1000 MBH heating hot water boilers and two (2) hot water distribution pumps with variable frequency drives. One (1) pump shall be standby. Return is non-ducted via ceiling plenum. Toilet exhaust system shall be ducted to a roof mounted exhaust fan. There will be a split system DX fan coil unit for elevator control/machine room. There will also be elevator relief vents and boiler and water heater flue vents. Vertical distribution of all utilities to be complete, stubbed and valved to each floor. Any provisions for Tenant required supplemental HVAC would be part of T.I.'s.

(Horizontal distribution system is not included in the Warm Shell scope. It shall be installed as part of the tenant improvements and shall be variable air volume (VAV) _with hot water reheat.)

Utilities	Electric:Pacific Gas & Electric Water & Sewer: City of San Mateo Gas:

Pacific Gas & Electric
Telephone:AT&T
Trash: Recology

Plumbing
Domestic water service is provided each building through water service entrance with backflow preventer waste service to be provided to each floor. Waste and vent provisions for Tenant kitchens, break rooms etc. shall be available for Tenant to distribute from toilet core areas. Domestic water to be stubbed and valved to each floor.

Electrical Systems
Power is supplied to Building D through a utility-owned pad- mounted transformer to a 2500-Amp, 277/480-volt, 3-phase, 4- wire Main Switchboard in the main electrical room on the ground floor. Power for the building's (2) AC units is supplied by the main switchboard.

A 400-Amp 480-volt, 3-phase, 3-wire Distribution Panel in the roof ·penthouse provides power to the building's (2) elevators as well as mechanical and receptacle loads throughout the roof area.

(2) l" conduits are routed from the main electrical room to the building exterior for future electric vehicle charging stations. Electrical infrastructure as pertains to Tenant Space lighting and Plug load as described below. It is the Tenant's understanding that provisions for any emergency generator(s) would not be included in the Warm Shell.
Lighting: A 33kW/33KVA Inverter located in the main electrical room provides power to (3) emergency lighting panels - (1) on each level.
A 400-Amp 277/480-volt, 3-phase, 4-wire Distribution Panel on the ground floor provides power to (4) 100-Amp 277/480-volt lighting panels - (1) at each level and (1) for site lighting. Sufficient power for l .SW/sf of lighting.
Lighting Control Panels, located in west electrical rooms on each floor, provide independent control for each whole floor. Control capabilities include time clock and demand response as required by Title 24.
Restroom lighting is LED and controlled via local occupancy sensors.
Building Lobby/Elevator Lobby lighting is LED and controlled via local occupancy sensors.
24/7 stairwell lighting is provided by wall mounted LED linear fixtures with integral occupancy sensors.
Exit signage throughout is edge-lit LED with integral battery backup.
Roof/Exterior lighting controlled by integral photocell and through lighting control panel to provide scheduled auto-off as required by Title 24.
Tenant Space - Plug Load: Provisions for power to each floor consists of (2) 7SKVA K-13 transformers - (1) at each finished electrical room core - each supplying a 225-Amp 277/480-volt, 3- phase, 4-wire 3-section panelboard. l SOKVA total capacity per level sufficient for 4.9 W/sf of tenant plug load. The Warm Shell includes (8) 6" underground conduits stubbed into the 1st floor MPOE and then (6) 4' sleeves in the telephone room on each floor and (2) 4' sleeves on the roof.

Vertical Transportation	The building has two (2) MRL traction passenger elevators which would be finished to a quality of equal or better of 3500 lbs @ 200 feet per minute.

Fire/Life Safety Systems
The Warm Shell includes protected by an addressable fire alarm panel that monitors initiation devices and, if alarmed, signals notification devices. Panel provided to Landlord to have adequate capacity to handle tenant improvement devices for a class A office building. Devices within the Tenant spaces would be part of the tenant improvements. The building is fully sprinklered with a wet fire sprinkler system.

Sustainability	The building was designed to LEED Silver standards. The project has been registered with USGBC by Thornton Tomasetti (LEED consultant) in anticipation of certifying the building.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

EXHIBIT B-1 - CURRENT PERMIT DRAWING LIST

attached to and made a part of the Amendment dated as of November6 2015, between RAR2-CLEARVIEW BUSINESS PARK OWNER, LLC, a Delaware limited liability company, as
Landlord, and GOPRO, INC., a Delaware corporation, as Tenant

Page 1of 4

3025 CLEARVIEW - llUILDING D sheet Humber + Name	current Drawingset (09.30.15) sheet Date
ARCHITECTURAi. - KORTH SUNSERI HAGEl' ARCHITECTS
AO.O PROJECT ltlFORMATION	6/22/2015
A0.2 CONDITIONS OF APPROVAL	2/10/20:15
A0.3 CONDITIONS OF APPROVAL	2/10/20:15
A0.4 CONDJTJON5 OF APPROVAL	2/10/20:15
A0-5 EXITING REQ_UIREMENTS	2/10/2015
A0.6 RESTROOM DETAIL:5	2/10/2015
A0.7 ACCi:SSIBIUTY DETAILS	4/15/2015
A0.8 CAL GREEN CHECKLIST	4/15/2015
Al.O OVER-"J..L51TE PLAN	2/10/20:15
A1.1 PROJECT SITE PLAN	4/15/2015
Ai 2 ENI.All.GED TllA5H ENCLOSURE	2/10/2015
AZ.1 FIRST fLOOR PLAN	2/10/2015
A2.2 SECOND FLOOR Pl.AN	2/10/201.5
A2.3 THIRD FLOOR PlAN	2/10/2015
A2.4 ROOF PLAN	6/22/20:15
A3.1 ELEVATIONS	2/10/2015
A3.2 ELEVATIONS	2/10/2015
A3.3 ELEVATIONS	2/10/2015
A3.10 BU!LDNG SECTIONS	2/10/2015
A4.1 FIRST fLOOR5LAB PLAN	2/10/2015
A4.2 SECOND FLOOR SLAB PLAN	2/10/2015
A4.3 THIRD FLOOR SLAB PLAN	2/10/20:15
A4.4 ROOF SLAB PLAN	2/10/2015
AS.10 ENLARGED RESTROOM PLANS	2/10/2015
AS.11 ENLARGED RESTROOM & SHOWER PLANS & ELEVATIONS	2/10/2015
AS.12 ENLARGED RESTROOM DETAIL:5	2/10/2015
AS.13 ENLARGED BUILDING LOBB\' FLOOR PlAN	2/10/2015
AS.14 ENLARGED BUILDING LOBBY RCi>	2/10/2015
AS.15 INTERIOR ELEVATIONS BUILDlNG LOBBY	2/10/2015
AEk1 REFLECTED CEIi.iNG PLAN	2/10/2015
A 6.2 REFLECTED Ci:ILING PLAN	2/10/20:l.5
A6.3 REFLECTED CEILING Pl.AN	2/10/2015
Ali.4 REfLECTED CEILING PLAN	2/10/2015
A7.0 5TAHl 1	2/10/2015
A7.1 STA!R 2	2/10/2015
A7.2 ENI.All.GED ELEVATOR SECTION	2/10/2015
A8.1 ENLARGED SECTION	2/10/2015
A8.2 ENLARGED SECTION	2/10/2015
A!l 3 ENLA.RGED SECTlON	2/10/2015
A8.4 ENI.All.GED SECTION	2/10/2015
An.:w ENLARGED DETAIL:5	2/10/2015
A!l 21 ENLA.RGED DETAILS	2/10/2015
A9.1 ENLIII\GED DETAILS	2/10/2015
A:l.0.1 DOOi\ SCHEDULE & DETAILS	2/10/20:15
A10.2 PARTITION SCtiEDULE	2/10/2015
A10.3 PARTITION DETAILS	2/10/2015
A10.4 PARTITION DETAILS	2/10/20:15
A10.5 PARTITION DETAILS	2/10/2015

CIVIL - KIER & WRIGHT
C1.0 COVERSHEET	6/23/2015
Ci.1 DETAILS	2/10/2015
C2.0 TOPOGRAPHIC SURVEY	2/10/2015
C2.1 HORIZONTAL CONTROL Pl.AN	x-xx-xx

C3.0 GRADING & DR.ll1NAGE PLAN	6/23/2015
C:U UTILITY Pl..llN	6/23/2015
C4.0 STORMW.ll TER MANAGEMENT PLAN	6/23/2015
C5.0 EROSION CONTROL PLAN	6/23/2015
C6.0 DEMOLITION Pi.llN

JOINT TI\ENCti PLANS - RGA DESIGN
JT-UOINTTRENCH TITLE SHEET	2/10/2015
JT-2JOINTTRENCH INTENT	2./10/2015
JT-5 JOIITT TRENCH tiNTEITT	2/10/2015

I.ANDSCAPE - THE GUZZARDO PARTNERSHIP, INC.
1.1.1 NOTES AND LEGENDS	2/10/2015
ll.2 PLANTING NOTES .lNl D LEGENDS	2/10/2015
1.2.1 LAYOUT PLAN	2/1012015
B.1 FlNE GRADING PLAN	2/10/2015
1.4.1 PLANTING PLAN	2/10/2015
1.5.1 IRRIGATION PLAN	2/10/2015
1.5.2 IRRIGATION NOTES AND LEGEND	2/10/2015
1.5.3 IRRIGATION DETAILS	2/10/2015
1.6.1 CONSTRUCTION DET.ll LS	2/10/2015
1.7.1 TREE Dl5P0SIT10N Pl.AN	4/15/2015
1.7.2 TREE PROTECTION NOTES	4/15/2015

STRUCTURAL- NISHKIAN MENNINGER
S0.1 GUIERAL NOTES	4/15/2015
S0.2Gl:NEI\AL NOTES	4/15/2015
S0.3GENERAL NOTES	2/10/2015
S0.4LOADING DIAGRAMS	2/10/2015
Si.:!.TYPICt.J. DETAILS	2/10/2015
S1.2TYPIC.AJ. DETAILS	2/10/2015
S1.3TYPIC.AJ. DETAILS	2/10/2015
S2.0LOWER LEVEL FOUNDATION Pi.llN	2/10/20'15
S2.1 LEVEL 1FOUNDATION/ FRAMiNG Pl.AN	2/10/2015
52.1.1 MICROPILE LOADlrtG PLAN	6/5/2015
52.2LEVEL 2 FRAMING PLAN	2/10/2015
S2.3LEVEL 3 FRAMING PLAN	2/10/2015
S2.4ROOF FRAMING PLAN	2/10/2015
S2.5MANSARD/ PENTHOUSE ROOF FRAMING PLAN	2/10/2015
S3.1 BM.CE FRAME ELEVATIONS	2/10/2015
53.2BM.CE FRAME DETAILS	2/10/2015
S3.3BM.CE FRAME DETAILS	2/10/2015
53.4BM.CE FRAME DETAILS	2/10/2015
53.5BM.CE FRAM!: DETAILS (NIPPON)	2/10/2015
53.6B!RltCE FRAME DETAILS (NIPPON)	2/10/2015
S3.7BM.CE FRAME DETAILS (NIPPON)	2/10/2015
53.llBM.CE FRAME DETAILS (NIPPON)	2/10/2015
54.1 FOUNDATION DETAILS	2/10/2015
S4.2FOUNDATION DETAILS	12/a/2014
S4.5FOUNDATION DETAILS	2/10/2015
Sil.4FOUNDATlmlDETAILS	2/10/2015
S/1.5FOUNDATION DETAILS	2/10/2015
S/1.6FOUNDATION DETAILS	2/10/20'15
S4.7FOUNDATION DETAILS	2/10/2015
S5.1STEEL DETAILS	2/10/2015
S5.2STEEL DETAILS	2/10/2015
S5.:!STEEL DETAILS	2/10/2015
S5.4STEEL DET.llJLS	2/10/2015
S5.5STEEL DETAILS	2/10/2015

S5.6	STEEL DET.6JLS	2/10/2015
S5.7	STEEL DET.6JLS	2/10/2015
55.ESTEEL DETAlLS		2/10/2015
S6.1	PRELIMINARY PRECAST Pt.NEL SUPPORT DETAILS	2/10/2015
57.1METAL STUD DETAILS		2/10/2015
57.2METAL STUD DETAILS		2/10/2015
56.1TRASH ENCLOSURE		2/10/2015

MECHANICAL· CRITCHFIELD MECHANICAL INC.
M0.0	INDEX NOTES, SCHEDULE LEGEND	2/10/2015
M2.1	FIRST FLOOR HVAC PLAN	2/10/2015
M2.2.	SECOND FLOOR HVAC PLAN	2/10/2.015
M2.:i	THIRD FLOOR HVAC Pl.toll	2/10/2015
M2.4	ROOF HVAC EO.UIPMENT Pl.AN	2/10/2015
M2.4C	COORDINATION PLAN, EQUIPMENT Pl.toN	2/10/2015
M3.1	RIDER !liAGRAM	2/10/2015
M4.1	HVAC DETAILS	2/10/2015
MS.1	PIPING DIAGRAM5 AND DETAILS	2/10/2015
M6.1	WIRING DIAGRAM5	2/10/2015
MT24.1 TITLE 24		2/10/2015
MT24.2. TITLE 24		2/10/2015
MT24.3 TITLE 24		2/10/2015

ElEGTRICAL CUPE:!\TINO ELECTRIC !NC.
1:0.00	IN_DE)( AND NOTES	4/15/2015
E0.10	LEGEND	2/10/2015
E0.20	LUMINARE SctiEDULE & TITLE 24	2/10/2015
E0.30	TITLE 24	2/10/2015
E0.31	TITLE 24	2/10/2015
E0.32	TITLE 24	2/10/2015
E0.33	TITLE 24	2/10/2015
E0.34	TITLE 24	2/10/2015
E0.40	FUDER & TRANSFORMER SCHEDULE5	2/10/2015
1:1 00	S!NGLE UNE DIAGRAM	2/10/2015
1:1.01	TELECOM & GROUNDING RISER DIAGRAM	2/10/2015
E2.00	OVERAU.SITE PlAN	2/10/2015
l:3.01	POW!'R PLAN· I.EVEL 1	2/10/2015
f3.02	POW!'R Pl.AN_ - 1.EVEL 2	2/10/2015
B.03	POWER PLAN LEVEL 3	2/10/2015
E3.04	POW!'R Pl.AN ROOF	2/10/2015
E3.05	ENLARGED ELECTRICJ..L PLANS	2/10/2015
E4.01	LIGHTING PLAN· LEVEL 1	2/10/2015
1:4.02	LIGHTING PLAN· LEVEL 2	2/10/2015
1:4.03	LIGHTING PLAN· LEVEL 3	2/10/2015
E4.04	LIGHTING PLAN· ROOF	2/10/2015
E6.00	PANELSCliEDULES	2/10/2015
E6.01	PANELSCliEDULES	2/10/2015
E6.02	PANEL SCHEDULES	2/10/2015
1:6.03	PANELSCliEDULES	2/10/2015
E700	LIGHTING CONTROL DETAILS	2/10/2015
Ell.OD	SITE PHOTOMETRIC PLAN	4/15/2015

PLUMBING·!.'OS PLUMBING INC.
P0.0	INDEX, !.!:GENO & SCliEDULE	1/26/2015
P2..1U	PLUMBING f lRST FLOOR PLAN UNDERGROUND	1/26/2015
P2..1	PLUMBING FIRST FLOOR PLAN PIPING	1/26/2015
P2..2	PLUMBING SECOND FLOOR PLAN	1/26/2015
P2..3	PLUMBING Ti11RD FLOOR PLAN	1/26/2015
P2..4	PLUMBING ROOF PW!	1/26/2015

I

P:,.1 PLUMBING ENLARGED FIRST FLOOR PLJ> l	1/26/2015
P:,.2PLUMBING ENLARGED SECOND & TiilRD FLOOR PLANS	1/26/2015
P4.1 PLUMBING DIAGRAMS	1/26/2015
P4.2PLUMBING DIAGRA MS	1/26/2015

FACADE ACCE.SS- OL\'MPIOUE FAC..!tOE ACCES5 CONSULTING
fAO.O COVER SHEET	12/8/2014
FA2.1 FIRST FLOOR PLAN	12/S/2014
FA2.4 ROOFPL.!tN	12/8/2014
FA3.1 ELE\IATIOrlS	12/8/2014
fA3.2 ELEVATIOrlS	12/8/2014
fAS.0 WALL SECTION	12/6/2014
fAB.1 51:CTION AND OETAl!.5	12/6/2014
f'AlO.O DETAJ!.5	12/8/2014

ELEVATOR· SYSKA HENNESSY GROUP
VT2SECTION AND PLANS	no date

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

EXHIBIT B-2 -PRELIMINARY CONSTRUCTION SCHEDULE

attached to and made a part of the Amendment dated as of November 2015, between RAR2-CLEARVIEW BUSINESS PARK OWNER, LLC, a Delaware limited liability company, as Landlord, and GOPRO, INC., a Delaware corporation, as Tenant

(attachment not included due to HTML conversion issues)

EXHIBIT C - TENANT WORK

attached to and made a part of the Amendment dated as of November ,2015, between RAR2-CLEARVIEW BUSINESS PARK OWNER, LLC, a Delaware limited liability company, as
Landlord, and GOPRO, INC., a Delaware corporation, as Tenant

I.	Building D Expansion Space.

1.General. Tenant, following the delivery of the Building D Expansion Space by Landlord and the full and final execution and delivery of the Amendment to which this Exhibit C is attached and all prepaid rental and insurance certificates required under the Lease, as amended hereby, shall have the right to perform alterations and improvements in the Building D Expansion Space (the "Tenant Work"). Notwithstanding the foregoing, Tenant and its contractors shall not have the right to perform the Tenant Work in the Building D Expansion Space unless and until Tenant has complied with all of the terms and conditions of Article 9 of the Original Lease, including, without limitation, approval by Landlord of the final plans and construction documents for the Tenant Work and the contractors to be retained by Tenant to perform such Tenant Work, such approval not to be unreasonably withheld, conditioned or delayed. Tenant shall be solely liable for all costs and expenses associated with or otherwise caused by Tenant's performance and installment of the Tenant Work (including, without limitation, any legal compliance requirements arising outside of the Building D Expansion Space), subject to reimbursement from the Test Fit and Building D Allowances (each as defined below). Tenant hereby acknowledges and agrees that the Property is subject to a collective bargaining or such other similar agreement. If Tenant shall engage any contractor and such contractor or any subcontractor of such contractor shall employ any non-union labor or supplier, Tenant shall be responsible for and hold Landlord harmless from any and all delays, damages and extra costs suffered by Landlord as a result of any dispute with any labor unions concerning the wage, hours, terms or conditions of the employment of any such labor.

2.Architect. Tenant shall retain an architect (approved by Landlord, which approval shall not be unreasonably withheld) (the "Architect") for the development of architectural plans and drawings for the Tenant Work. Tenant has selected and Landlord hereby approves of KSH Architects as the Architect for construction of the Tenant Work and the Campus Work. Tenant reserves the right to modify their selection of architect. Any architectural firm change shall be presented to Landlord in advance and in writing for Landlord's final approval, such approval not to be unreasonably withheld, conditioned or delayed. Tenant shall enter into a contract with the Architect for the development of architectural plans and drawings for the Tenant Work and the Campus Work collectively.

3.Contractor Selection Process. Landlord's approval of the contractors to perform the Tenant Work shall not be unreasonably withheld, conditioned or delayed. The parties agree that Landlord's approval of the general contractor to perform the Tenant Work shall not be considered to be unreasonably withheld if any such general contractor (a) does not have trade references reasonably acceptable to Landlord, (b) does not maintain insurance as required pursuant to the terms of the Lease, (c) does not have the ability to be bonded for the work in an amount of no less than one hundred fifty percent (150%) of the total estimated cost of the Tenant Work, (d) does not provide current financial statements reasonably acceptable to Landlord, (e) does not execute the Responsible Contractor Policy Statement provided by Landlord, or (f) is not licensed as a contractor in the state/municipality in which the Building D Expansion Space is located. Tenant acknowledges the foregoing is not intended to be an exhaustive list of the reasons why Landlord may reasonably withhold its consent to a general contractor. Tenant shall enter into a direct contract for the Tenant Work with a general contractor selected by Tenant and approved by Landlord, such approval not to be unreasonably withheld, conditioned or delayed. Landlord's designated electrical contractor, HVAC contractor and life safety contractors shall be permitted to bid on the electrical, HVAC and life safety portions of the Tenant Work (respectively). Tenant would reserve the right to require the general contractors to bid specific trades to a minimum of two to three subcontractors. In addition, Landlord shall have the right to reasonably approve of the architect preparing the Construction Documents (defined below) and any subcontractors used in connection with the Tenant Work. Notwithstanding the foregoing, however, Tenant shall be responsible for the reasonable cost of third party examination of Tenant's plans for non-standard office improvements, including, but not limited to, review by structural, mechanical or MEP engineer, and such costs shall be deducted from the Building D Allowance (as hereinafter defined). In addition, Tenant also reserves the right to pre-select a general contractor based on fee and general condition negotiations, subject to Landlord's prior reasonable approval of general contractor.

4.	Construction Documents.

(a)Space Plan. Tenant and the Architect shall prepare a final space plan for the Tenant Work in the Building D Expansion Space (collectively, the "Final Space Plan"), which Final Space Plan shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein, and shall deliver four (4) copies signed by Tenant of the Final Space Plan (in "half size" hard copy paper and also in PDF format) to Landlord for Landlord's approval. Landlord shall approve or disapprove any draft of the Final Space Plan within seven (7) business days after Landlord's receipt thereof (provided however that such seven (7) business day period shall be extended as needed for structural items). Landlord's failure to respond within such seven (7) business day period shall be deemed Landlord's disapproval of the Final Space Plan; provided, however, that after the expiration of such seven (7) business day period, Tenant may send Landlord written notice of the expiration of such seven (7) business day period with a second request for Landlord to so approve of the Final Space Plan, in which case, Landlord shall be deemed to have approved of the Final Space Plan (other than for structural matters) if Landlord does not approve or disapprove of the Final Space Plan within five (5) business days after receipt of such written notice from Tenant. If Landlord disapproves any draft of the Final Space Plan, Landlord's disapproval shall indicate the reasonable reasons for such disapproval and Tenant shall resubmit the Final Space Plan with the modifications required by Landlord. This process shall continue until the Final Space Plan is approved by Landlord. Other than for structural items, Landlord shall respond with its approval or disapproval of the resubmitted Final Space Plan within five (5) business days following Landlord's receipt thereof. Landlord's failure to respond within such within five (5) business day period shall be deemed Landlord's disapproval of the resubmitted Final Space Plan; provided, however, that after the expiration of such within five (5) business day period, Tenant may send Landlord written notice of the expiration of such within five (5) business day period with a second request for Landlord to so approve of the Final Space Plan, in which case, Landlord shall be deemed to have approved of the Final Space Plan other than for structural items if Landlord does not approve or disapprove of the Final Space Plan within five (5) business days after receipt of such written notice from Tenant.

(b)Final Working Drawings. Upon Landlord's approval of the Final Space Plan, Tenant shall cause the Architect to complete the architectural and engineering drawings for the Premises, and the final architectural working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the "Final Working Drawings") and shall submit two (2) full size sets signed by Tenant of the same and the CAD file of the Final Working Drawing to Landlord for Landlord's approval, which approval shall not be unreasonably withheld, conditioned or delayed. Within fifteen (15) days following Landlord's receipt of the Final Working Drawings, Landlord shall provide Tenant with its approval, disapproval or approval with conditions of such Final Working Drawings (provided however that such fifteen (15) day period shall be extended as needed for structural items). Landlord's failure to respond within such fifteen (15) day period shall be deemed Landlord's disapproval of the Final Working Drawings; provided, however, that after the expiration of such fifteen (15) day period, Tenant may send Landlord written notice of the expiration of such fifteen (15) day period with a second request for Landlord to so approve of the Final Working Drawings, in which case, Landlord shall be deemed to have approved of the Final Working Drawings (other than for structural items) if Landlord does not approve or disapprove of the Final Working Drawings within five (5) days after receipt of such written notice from Tenant. If Landlord disapproves any draft of the Final Working Drawings, Landlord's disapproval shall indicate the reasonable reasons for such disapproval and Tenant shall resubmit the Final Working Drawings with the modifications required by Landlord. This process shall continue until the Final Working Drawings are approved by Landlord. Landlord shall respond with its approval or disapproval of the resubmitted Final Working Drawings within ten (10) business days following Landlord's receipt thereof. Landlord's failure to respond within such ten (10) business day period shall be deemed Landlord's disapproval of the resubmitted Final Working Drawings; provided, however, that after the expiration of such ten (10)

business day period, Tenant may send Landlord written notice of the expiration of such ten (10) business day period with a second request for Landlord to so approve of the resubmitted Final Working Drawings, in which case, Landlord shall be deemed to have approved of the resubmitted Final Working Drawings (other than for structural items) if Landlord does not approve or disapprove of the resubmitted Final Working Drawings within five (5) business days after receipt of such written notice from Tenant. Tenant shall be solely responsible for the timely preparation and submission to Landlord of the final architectural, electrical and mechanical construction drawings, plans and specifications (called "Construction Documents") necessary to construct the Tenant Work, which Construction Documents shall be subject to approval by Landlord, such approval not to be unreasonably withheld, conditioned or delayed, and Landlord's architect and engineers and shall comply with their requirements to avoid aesthetic or other conflicts with the design and function of the balance of the Project. Tenant shall be responsible for all elements of the design of the Construction Documents (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the Building D Expansion Space and the placement of Tenant's furniture, appliances and equipment), and Landlord's approval of the Construction Documents shall in no event relieve Tenant of the responsibility for such design. Tenant shall be solely responsible for the timely preparation and submission of the Construction Documents and for all elements of the design of such Construction Documents and for all costs related thereto.

(c)Permits. The Final Working Drawings shall be approved by Landlord (the "Approved Construction Documents") prior to the commencement of the construction of the Tenant Work. Tenant shall cause the Architect to promptly submit the Approved Construction Documents to the appropriate municipal authorities for all applicable building permits necessary to allow its general contractor to commence and fully complete the construction of the Tenant Improvements.

5.Scope of Tenant Work. Subject to Landlord's review and approval of Tenant plans and specifications therefor, the Tenant Work may include (at Tenant's election):

(a)Installation of communication conduit;
(b)Installation of Tenant's Security System at the main entrance to Building D for after- hours access; and
(c)Integration of Tenant's telephone systems with Building D's emergency generator, if applicable.
Any portion of the Tenant Work that may tie into the Building D electronic, environmental, fire, life and/or other building systems shall be compatible therewith and the cost of such evaluation shall be deducted from the Building D Allowance.

6.	Building D Allowance.

(a)Landlord shall provide Tenant with a test fit allowance in the amount of $11,087.60 (that is, $0.10 per rentable square foot of the Building D Expansion Space) (the "Test Fit Allowance"). In addition, Landlord agrees to contribute the sum of $7,206,940.00 (that is, $65.00 per rentable square feet of the Building D Expansion Space) (the "Building D Allowance") toward the cost of pe1forming the Tenant Work in preparation of Tenant's occupancy of the Building D Expansion Space. The Building D Allowance may only be used for the cost of preparing design and construction documents and mechanical and electrical plans for the Tenant Work and for hard costs in connection with the Tenant Work. Landlord shall have no obligation to disburse any portion of the Test Fit Allowance, the Building D Allowance and/or the Campus Allowance during any period when Tenant is in breach or default of the Lease, as amended.
(b)The Building D Allowance, less a ten percent (10%) retainage (which retainage shall be payable as part of the final draw), shall be paid to Tenant or, at Landlord's option, to the order of the general contractor that performs the Tenant Work, in periodic disbursements within thirty (30) days after receipt of the following documentation:
(i)an application for payment and sworn statement of contractor substantially in the form of AIA Document G-702 covering all work for which disbursement is to be made to a date specified therein;
(ii)a certification from an AIA architect substantially in the form of the Architect's Ce1iificate for Payment which is located on AIA Document G702, Application and Certificate of Payment;
(iii)contractor's, subcontractor's and material supplier's unconditional waivers of liens which shall cover all Tenant Work for which disbursement is being requested and all other statements and forms reasonably required for compliance with the mechanics' lien laws of the state of California, together with all such invoices, contracts, or other suppmiing data as Landlord or Landlord's Mo1igagee may reasonably require;

(iv)	a cost breakdown for each trade or subcontractor performing the Tenai1t Work;
(v)a request to disburse from Tenant containing an approval by Tenant of the work done and a good faith estimate of the cost to complete the Tenant Work.
(c)Upon completion of the Tenant Work, and prior to final disbursement of the Building D Allowance, Tenant shall furnish Landlord with: (i) general contractor and architect's completion affidavits;
(i)full and final unconditional waivers of lien; (iii) receipted bills covering all labor and materials expended and used; (iv) as-built plans of the Tenant Work; and (v) the certification of Tenant and its architect that the Tenant Work has been constructed in a good and workmanlike manner in accordance with the Construction Documents, and in accordance with applicable laws, codes and ordinances.
(d)In no event shall Landlord be required to disburse the Building D Allowance more than one time per month. If the Tenant Work exceed the Building D Allowance, Tenant shall be entitled to the Building D Allowance in accordance with the terms hereof, but each individual disbursement of the Building D Allowance shall be disbursed in the proportion that the Building D Allowance bears to the total cost for the Tenant Work, less the ten percent (10%) retainage referenced above. Notwithstanding anything herein to the contrary, Landlord shall not be obligated to disburse any portion of the Building D Allowance during the continuance of an uncured default under the Lease, and Landlord's obligation to disburse shall only resume when and if such default is cured.

7.Unused Building D Allowance. Notwithstanding anything to the contrary set f01th herein, upon completion of the Tenant Work and application of the Building D Allowance to the costs related thereto pursuant to this Exhibit C, if any portion of the Building D Allowance is then remaining (the "Unused Building D Allowance"), Tenant shall be entitled to apply up to Seven and 50/100 Dollars ($7.50) per rentable square feet of the Building D Expansion Space (that is, up to $831,570.00) of such Unused Building D Allowance (if any) as follows: (i) to the cost of purchasing and installing Tenant's voice and data cabling and wiring at the Building D Expansion Space, (ii) to the cost of architectural services, and (iii) to the cost of moving expenses. If Tenant does not submit a request for payment of the entire Unused Building D Allowance to Landlord in accordance with the provisions contained in this Exhibit C on or before the expiration of twelve (12) months from the Building D Expansion Effective Date, any unused amount remaining after such date shall accrue to the sole benefit of Landlord, it being understood that Tenant shall not be entitled to any credit, abatement or other concession in connection therewith. Tenant shall be responsible for all applicable state sales or use taxes, if any, payable in connection with the Tenant Work and/or Building D Allowance.

8.Landlord Oversight. Landlord would be entitled to an "Oversight Fee" of $70,000.00, which shall be for providing the following services:
(a)Lead coordination between base building and tenant improvement construction teams;

(b)	Review and approve tenant improvement plans;

(c)	Attend tenant improvement construction meetings;

(d)	Review financials and qualifications for tenant's proposed contractors;

(e)	Review tenant improvement allowance payment applications including all required backup documentation to ensure that subcontractors have been paid and lien waivers are in place;

(f)	Review close-out packages and confirm that all as-built drawings as well as warranty documents are in place;

(g)	Review project scope of work to evaluate for restoration requirements;

(h)	Review MEP drawings to ensure proposed design does not adversely affect the Building;

(i)	Review structural drawings to ensure proposed modifications or live loads don't adversely affect the Building;

j)	Coordinate with tenant and their contractors regarding prope1ty rules and regulations to ensure that contractors are not adversely impacting other tenants or normal Project operations; and,

(k)	Monitor Tenant's contactor activities to ensure they are not adversely affecting the property outside the building.

Landlord and emergency personnel shall at all times have unfettered access to Building D in the event of an emergency.

9.Miscellaneous. Upon completion of the Landlord Work Tenant agrees to accept the Building D Expansion Space in its "as-is" condition and configuration, it being agreed that Landlord shall not be required to perform any work or, except as provided above with respect to the Building D Allowance, incur any costs in connection with the construction or demolition of any improvements in the Building D Expansion Space.

II.     The Campus.
1.Tenant, following full and final execution and delivery of the Amendment to which this Exhibit C is attached and insurance certificates with respect to any contractors or vendors involved in the Tenant Work, required under the Lease, as amended hereby, shall have the right to perform all tenant improvements in any of the buildings composing The Campus (the "Campus Tenant Work"). Notwithstanding the foregoing, and unless expressly set fo1ih otherwise in this Section II specifically with respect to the Campus Tenant Work, Tenant's performance of the Campus Tenant Work shall comply with the terms and conditions set forth in Section I above, including A1iicle 9 of the Original Lease.

2.	Provided Tenant is not in default, Landlord agrees to contribute the sum of $2,991,870.00 (that is,
$15.00 per rentable square feet of The Campus) (the "Campus Allowance") toward the cost of performing the Campus Tenant Work. The Campus Allowance shall be utilized during the period beginning on January 1, 2016, through and including May 1, 2019, provided, however, if Tenant does not submit a request for payment of the entire Campus Allowance to Landlord in accordance with the provisions contained in this Exhibit C, by May 1, 2019, any unused amount shall accrue to the sole benefit of Landlord, it being understood that Tenant shall not be entitled to any credit, abatement or other concession in connection therewith. In no event shall the Campus Allowance be used for the purchase of equipment, furniture or other items of personal prope1iy of Tenant, soft costs, cabling expenses, moving expenses or applied against Base Rent and the terms of Section 1(8) shall not apply to the Campus Allowance.

3.Prior to approving the final space plan for Tenant's work in The Campus and/or Building D Expansion Space, Landlord shall identify po1iions of the applicable Tenant Work that Tenant shall be required to remove from The Campus and/or Building D Expansion Space, as the case may be, at the expiration or earlier termination of the Lease, as amended hereby.

4.At Tenant's discretion, Tenant may combine the Building D Allowance and the Campus Allowance for use on building improvement work within any of the Building D Expansion Space and/or The Campus. Notwithstanding the foregoing, such aggregation of Allowances shall only be available to Tenant if Landlord, in its reasonable judgment, determines that the Building D Expansion Space has been adequately and appropriately improved by the Building D Tenant Work. In addition, Landlord shall be entitled to review and approve of all plans and specifications for all work performed by Tenant at the Project

III.	Miscellaneous.

1.Notwithstanding anything to the contrary set forth herein, provided that Tenant has provided to Landlord the documentation required for a disbursement of the Building D Allowance and/or the Campus Allowance (as applicable) hereunder (the "Required Disbursement Documentation and Tenant has fully pe1formed its obligations under this Exhibit C, (the "Disbursement Conditions, if (a) Tenant submits a request for disbursement of the Building D Allowance and/or the Campus Allowance (as applicable) on or before the date required in this Exhibit C and/or the Amendment,, and (b) Landlord fails to either pay the Building D Allowance and/or the Campus Allowance (as applicable) (or the applicable p01iion thereof) owed to Tenant or provide Tenant with written notice (which shall be delivered in accordance with the Notices provision of the Lease, as amended) of any Disbursement Condition that Tenant has failed to satisfy within ten (10) business days following Tenant's written request, Tenant shall have the right to provide Landlord with a second request for disbursement, which second notice (which shall be delivered in accordance with the Notices provision of the Lease) must state substantially the following in bold and capped font: "THIS IS TENANT'S SECOND REQUEST FOR DISBURSEMENT TO LANDLORD. LANDLORD FAILED TO DISBURSE THE [THE BUILDING D ALLOWANCE AND/OR THE CAMPUS ALLOWANCE (AS APPLICABLE)] TO TENANT IN ACCORDANCE WITH THE TERMS OF EXHIBIT C TO THE SEVENTH AMENDMENT. IF LANDLORD FAILS TO

DISBURSE [THE BUILDING D ALLOWANCE AND/OR THE CAMPUS ALLOWANCE (AS APPLICABLE)] OR SPECIFY IN WRITING WHICH DISBURS

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CONDITIONS TENANT HAS FAILED TO SATISFY WITHIN TWENTY (20) DAYS FOLLOWING LANDLORD'S RECEIPT OF THIS NOTICE, TENANT SHALL HAVE THE RIGHT TO DEDUCT (UP TO TWENTY FIVE PERCENT (25%) OF THE AMOUNT OF BASE RENT PER MONTH UNTIL FULLY DISBURSED) THE PORTION OF THE TENANT IMPROVEMENT ALLOWANCE PAYABLE TO TENANT FROM THE NEXT INSTALLMENT
OF BASE RENT PAYABLE BY TENANT UNDER THE LEASE." If Tenant's second notice complies with the terms of this Section and Landlord's failure to respond continues for twenty (20) days after its receipt of such second request from Tenant, so long as the Disbursement Conditions have been fully satisfied, Tenant shall be entitled to deduct (up to twenty five percent (25%) of Base Rent per month until fully disbursed) the portion of the Building D Allowance and/or the Campus Allowance (as applicable) that is payable to Tenant hereunder from the next installment(s) of Base Rent due under the Lease, provided that Tenant shall endeavor to provide Landlord with reasonably detailed invoice of such amounts deducted from Base Rent hereunder prior to any such deduction.

Notwithstanding the foregoing, if within such twenty (20) day period Landlord provides written notice to Tenant specifying any conditions to disbursement of the Building D Allowance and/or the Campus Allowance (as applicable) that have not been satisfied by Tenant or if Landlord otherwise disputes that Tenant has fulfilled the requirements for the disbursement of the Building D Allowance and/or the Campus Allowance (as applicable), then Tenant shall not be entitled to deduct such amounts in dispute from Base Rent in accordance with this Section until such time as Tenant has satisfied such condition(s) to payment and, after providing the written notices set forth above, Landlord fails to pay the then-overdue Building D Allowance and/or the Campus Allowance (as applicable) disbursement within twenty (20) days thereafter.

2.This Exhibit C shall not be deemed applicable to any additional space added to the Building D Expansion Space at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Building D Expansion Space or any additions to the Building D Expansion Space in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

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EXHIBIT D - LOCATION OF POTENTIAL EXTERIOR PERIMETER OF PARK

attached to and made a part of the Amendment dated as of November, 23,    015, between RAR2-CLEARVIEW BUSINESS PARK OWNER, LLC, a Delaware limited liability company, as

Landlord, and GOPRO, INC., a Delaware corporation, as Tenant

(attachment not included due to HTML conversion issues)

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